Exhibit 10.14

LEASE

Landlord:	Britannia Hacienda VIII LLC

Tenant:	LinkedIn Corporation

Date:	March 20, 2007

TABLE OF CONTENTS

1. PROPERTY		1

1.1	Lease of Premises	1
1.2	Landlord’s Reserved Rights	2

2. TERM		2

2.1	Term	2
2.2	Early Possession	2
2.3	Condition of Premises	3
2.4	Acknowledgment of Rent Commencement Date	6
2.5	Holding Over	6
2.6	Option to Extend Term	6

3. RENTAL		7

3.1	Minimum Rental	7
	(a) Rental Amounts	7
	(b) Rental Amounts During Extended Term	7
	(c) Square Footage of Premises	7
3.2	Late Charge	8

4. TAXES		8

4.1	Personal Property	8
4.2	Real Property	9

5. OPERATING EXPENSES		9

5.1	Payment of Operating Expenses	9
5.2	Definition of Operating Expenses	10
5.3	Determination of Operating Expenses	12
5.4	Final Accounting for Expense Year	12
5.5	Proration	13

6. UTILITIES		13

6.1	Payment	13
6.2	Interruption	14

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7. ALTERATIONS; SIGNS		14

7.1	Right to Make Alterations	14
7.2	Title to Alterations	15
7.3	Tenant Trade Fixtures	16
7.4	No Liens	16
7.5	Signs	16

8. MAINTENANCE AND REPAIRS		17

8.1	Landlord’s Obligation for Maintenance	17
8.2	Tenant’s Obligation for Maintenance	18
	(a) Good Order, Condition and Repair	18
	(b) Landlord’s Remedy	18
	(c) Condition upon Surrender	18

9. USE OF PROPERTY		19

9.1	Permitted Use	19
9.2	[Intentionally omitted.]	19
9.3	No Nuisance	19
9.4	Compliance with Laws	19
9.5	Liquidation Sales	20
9.6	Environmental Matters	20

10. INSURANCE AND INDEMNITY		26

10.1	Insurance	26
10.2	Quality of Policies and Certificates	28
10.3	Workers’ Compensation; Employees	29
10.4	Waiver of Subrogation	29
10.5	Increase in Premiums	29
10.6	Indemnification	30
10.7	Blanket Policy	30

11. SUBLEASE AND ASSIGNMENT		31

11.1	Assignment and Sublease of Building	31
11.2	Rights of Landlord	31

12. RIGHT OF ENTRY AND QUIET ENJOYMENT		32

12.1	Right of Entry	32
12.2	Quiet Enjoyment	33

13. CASUALTY AND TAKING		33

13.1	Damage or Destruction	33
13.2	Condemnation	35
13.3	Reservation of Compensation	36
13.4	Restoration of Improvements	36

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14. DEFAULT		36

14.1	Events of Default	36
	(a) Abandonment. Abandonment of the Premises	37
	(b) Nonpayment	37
	(c) Other Obligations	37
	(d) General Assignment	37
	(e) Bankruptcy	37
	(f) Receivership	38
	(g) Attachment	38
	(h) Insolvency	38
14.2	Remedies upon Tenant’s Default	38
14.3	Remedies Cumulative	39

15. SUBORDINATION, ATTORNMENT AND SALE		39

15.1	Subordination to Mortgage	39
15.2	Sale of Landlord’s Interest	40
15.3	Estoppel Certificates	40
15.4	Subordination to CC&R’s	41
15.5	Mortgagee Protection	41

16. SECURITY		42

16.1	Deposit	42
	(a) Cash Security Deposit	42
	(b) Letter of Credit	43
	(c) Substitution of Security	44

17. MISCELLANEOUS		44

17.1	Notices	45
17.2	Successors and Assigns	47
17.3	No Waiver	47
17.4	Severability	47
17.5	Litigation Between Parties	47
17.6	Surrender	48
17.7	Interpretation	48
17.8	Entire Agreement	48
17.9	Governing Law	48
17.10	No Partnership	48
17.11	Financial Information	48
17.12	Costs	49
17.13	Time	49
17.14	Rules and Regulations	49
17.15	Brokers	49
17.16	Memorandum of Lease	50
17.17	Organizational Authority	50

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17.18	Execution and Delivery	50
17.19	Survival	50
17.20	Parking	50

EXHIBITS

EXHIBIT A-1	Site Plan (The Center)
EXHIBIT A-2	Building Plan
EXHIBIT B	Workletter
EXHIBIT C	Form of Acknowledgment of Rent Commencement Date
EXHIBIT D	List of Exhibit D Property
EXHIBIT E	Non-Disclosure Agreement

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Exhibit 10.14

LEASE

THIS LEASE (“Lease”) is made and entered into as of March 20, 2007 (the “Lease Commencement Date”), by and between BRITANNIA HACIENDA VIII LLC, a Delaware limited liability company (“Landlord”), and LINKEDIN CORPORATION, a Delaware corporation (“Tenant”).

THE PARTIES AGREE AS FOLLOWS:

1. PROPERTY

1.1	Lease of Premises.

(a) Landlord leases to Tenant and Tenant hires and leases from Landlord, on the terms, covenants and conditions hereinafter set forth, the premises (the “Premises”) consisting of approximately 37,293 square feet of space constituting Suite 200 of the building commonly known as 2029 Stierlin Court (the “Building”) located in the Britannia Shoreline Technology Park (referred to interchangeably herein as the “Center” or the “Property”) in the City of Mountain View, County of Santa Clara, State of California. The Premises consist of the entire second floor of the Building and the exclusive right to use the elevator and stairways accessing the second floor of the Building, together with the nonexclusive right to use those portions of the first floor of the Building designated by Landlord from time to time as Building common areas, including (but not limited to) the entrance lobby, common restrooms and showers, loading dock (if any), master electrical closet, and common exit hallways on the first floor of the Building. The square footage of the Premises as specified above includes an allocation of 2,406 square feet representing a pro rata share of the Building common areas described in the preceding sentence. The location of the Building within the Center is depicted on the site plan attached hereto as Exhibit A-1 and incorporated herein by this reference (the “Site Plan”). The schematic layout of the Premises and related common areas of the Building are depicted on the building plans attached hereto as Exhibit A-2 and incorporated herein by this reference (the “Building Plan”), with the common areas and Premises exclusive use areas on the first floor of the Building being depicted on Page 1 of the Building Plan and the second floor of the Building being depicted on Page 2 of the Building Plan. The parking areas, driveways, sidewalks, landscaped areas and other portions of the Center that lie outside the exterior walls of the buildings now or hereafter existing from time to time in the Center, as depicted in the Site Plan and as hereafter modified by Landlord from time to time in accordance with the provisions of this Lease, are sometimes referred to herein as the “Common Areas.” Such Common Areas include, but are not limited to, the “recreational area” which is currently maintained by Landlord in the area between the buildings at 2023 Stierlin Court and 2025 Stierlin Court, provided that the right of Tenant and other occupants of the Center to use such “recreational area” is subject to the right of the City of Mountain View to require that a portion of the recreational area be paved and converted to parking use at a time to be determined at the discretion of the City and/or the potential development of that area by Landlord or any subsequent owner of the Center.

(b) As an appurtenance to Tenant’s leasing of the Premises pursuant to Section 1.1(a), Landlord hereby grants to Tenant, for the benefit of Tenant and its employees, suppliers, shippers, customers and invitees, during the term of this Lease, the non-exclusive right to use, in common with others entitled to such use, (i) the interior common areas of the Building as described above, (ii) those portions of the Common Areas improved from time to time for use as parking areas, driveways, sidewalks, landscaped areas, or for other common purposes, and (iii) all access easements and similar rights and privileges relating to or appurtenant to the Center and created or existing from time to time under any access easement agreements, declarations of covenants, conditions and restrictions, or other written agreements now or hereafter of record with respect to the Center, subject however to any limitations applicable to such rights and privileges under applicable law, under this Lease and/or under the written agreements creating such rights and privileges.

1.2 Landlord’s Reserved Rights. To the extent reasonably necessary to permit Landlord to exercise any rights of Landlord and discharge any obligations of Landlord under this Lease, Landlord shall have, in addition to the right of entry set forth in Section 12.1 hereof, the following rights: (i) to make changes to the interior Building common areas and/or the Common Areas, including, without limitation, changes in the location, size or shape of any portion of the Building common areas and/or the Common Areas, and to construct and/or relocate parking structures and/or parking spaces in the Center; (ii) to close temporarily any of the interior Building common areas or the Common Areas for maintenance or other reasonable purposes; (iii) to construct, alter or add to other buildings and Common Area improvements in the Center; (iv) to use the Common Areas while engaged in making additional improvements, repairs or alterations to the Center or any portion thereof; and (v) to do and perform such other acts with respect to the Building common areas, the Common Areas and the Center as may be necessary or appropriate. Landlord shall not exercise rights reserved to it pursuant to this Section 1.2 in such a manner as to cause any material diminution of Tenant’s rights, or any material increase of Tenant’s obligations, under this Lease, or in such a manner as to leave Tenant without reasonable parking or reasonable access to the Premises or otherwise to materially impair Tenant’s ability to use the Premises in a normal manner; provided, however, that the foregoing shall not limit or restrict Landlord’s right to undertake reasonable construction activity and Tenant’s use of the Premises shall be subject to reasonable temporary disruption incidental to such activity diligently prosecuted, so long as Landlord uses commercially reasonable efforts not to interfere with Tenant’s access to or use or occupancy of the Premises.

2. TERM

2.1 Term. The term of this Lease shall commence on the Lease Commencement Date as defined above. Tenant’s obligation to pay minimum rental and Operating Expenses under this Lease shall commence on May 1, 2007 (the “Rent Commencement Date”) and shall end on April 30, 2010 (the “Termination Date”), unless sooner terminated or extended as hereinafter provided.

2.2 Early Possession. Tenant shall have the right to enter and use the Premises for the purpose of conducting inspections and measurements, preparing drawings, constructing improvements in the Premises (subject to all the terms and conditions of Article 7 below and of the Workletter as defined below), installing fixtures and furniture, laboratory equipment, computer equipment, telephone equipment, low-voltage data wiring and personal property and performing other similar work preparatory to the commencement of Tenant’s business in the Premises, beginning upon the date Landlord notifies Tenant in writing that the Premises are available for such early access by Tenant (the “Early Access Date”), which Early Access Date is presently estimated to be on or about March 21, 2007 and shall in all events be no later than March 21, 2007, assuming final execution of this Lease on or before that date. Such early occupancy and possession by Tenant shall be subject to and upon all of the terms and conditions of this Lease (including, but not limited to, conditions relating to the payment of utilities and maintenance of required insurance by Tenant), except that (i) Tenant shall have no obligation to pay minimum rental or Operating Expenses for any period prior to the Rent Commencement Date, and (ii) such early possession shall not advance or otherwise affect the Rent Commencement Date or Termination Date determined under Section 2.1. To the extent Landlord and/or its contractors or consultants are also performing any work in the Premises prior to the Rent Commencement Date, Tenant shall not unreasonably interfere with or delay Landlord’s contractors or consultants by any early access, occupancy or possession under this Section 2.2, shall coordinate and cooperate with Landlord and its contractors and consultants (who shall similarly coordinate and cooperate with Tenant and its contractors) to minimize any interference or delay by either party with respect to the other party’s work following the Early Access Date, and shall indemnify Landlord and its agents and employees to the extent provided in Section 10.6(a) below and in Paragraph 4(c) of the Workletter in connection with Tenant’s early entry upon the Premises hereunder.

2.3 Condition of Premises. Tenant has had an opportunity to inspect the condition of the Premises and agrees to accept the Premises “as is” in their condition existing as of the Early Access Date, without any obligation on the part of Landlord to improve, alter, repair or clean the Premises in any way for Tenant’s occupancy hereunder, except as otherwise expressly provided herein. Notwithstanding the foregoing:

(a) Landlord shall deliver the Premises and all Building systems and existing improvements in “as is” condition, except that Landlord shall, at Landlord’s sole expense, perform all work necessary to cause the following (collectively, “Landlord’s Work”) to be true as soon as practicable after the Early Access Date (and in all events prior to the Rent Commencement Date): (i) the Building roof shall be in good and watertight condition; (ii) all existing Building systems (including, but not limited to, heating, ventilation and air conditioning, mechanical, electrical, plumbing and life safety systems) and utilities serving the Premises shall be in good working condition and operable in their current locations, prior to modifications (or damage, if any) as a result of Tenant’s improvements or use; and (iii) the Premises and Building and existing improvements therein, as delivered to Tenant prior to modifications (or damage, if any) as a result of Tenant’s improvements or use, shall comply with all applicable laws, ordinances, regulations and building codes (including, but not limited to, the Americans with Disabilities Act (“ADA”), subject to the allocation of ADA compliance responsibilities under Section 2.3(c) below. To the extent it is not reasonably practicable for Landlord’s Work to be completed by the Early Access Date, Landlord shall proceed diligently and with reasonable efforts to complete Landlord’s Work as promptly as practicable after the Early Access Date, and Landlord and Tenant shall continue to cooperate reasonably and in good faith with one another (and cause their respective consultants and contractors to cooperate reasonably and in good faith with one another) in the manner described in Section 2.2 above in connection with the concurrent performance of their respective work in the Building. Following Landlord’s written notice to Tenant that Landlord has completed Landlord’s Work and is delivering the Premises and the existing Building systems and improvements in the condition required above in this paragraph (“Landlord’s Completion Notice”), Tenant shall thereafter during the term of this Lease be responsible (subject, however, to any corrective obligations of Landlord as expressly set forth in this Section 2.3) for maintenance, repair and/or replacement of all such systems and improvements to the extent required under Article 8 hereof and any other applicable provisions of this Lease. Notwithstanding the preceding sentence, if Landlord’s obligations with respect to Landlord’s Work under this paragraph are violated in any respect, then it shall be the obligation of Landlord, after receipt of written notice from Tenant setting forth with specificity the nature of the violation, to correct promptly and diligently, at Landlord’s sole cost, the condition(s) constituting such violation, except that Tenant shall be responsible for any such corrective work to the extent the condition(s) constituting the violation are attributable to modifications (or damage, if any) in the course of Tenant’s improvements to or use of the Premises; provided, however, that Tenant’s failure to give such written notice to Landlord regarding any alleged violation within one hundred twenty (120) days after the Rent Commencement Date shall give rise to a conclusive and irrebuttable presumption that Landlord has complied with all Landlord’s obligations under this paragraph. TENANT ACKNOWLEDGES THAT THE WARRANTIES AND/OR OBLIGATIONS CONTAINED IN THIS SECTION 2.3 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PHYSICAL CONDITION OF THE PREMISES, BUILDING SYSTEMS AND EXISTING IMPROVEMENTS IN THE PREMISES, AND THAT LANDLORD MAKES NO OTHER WARRANTIES EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2.3.

(b) As set forth in the Workletter attached hereto as Exhibit B and incorporated herein by this reference (the “Workletter”), Landlord shall provide Tenant with a tenant improvement allowance in the amount of up to Ten Dollars ($10.00) per square foot, equivalent to an aggregate allowance of up to Three Hundred Seventy-Two Thousand Nine Hundred Thirty and No/100 Dollars ($372,930.00) (the “Tenant Improvement Allowance”) towards the construction of Tenant Improvements by Tenant in the Premises. Tenant’s construction of such Tenant Improvements shall be governed by the provisions of Article 7 hereof and of the Workletter, and such Tenant Improvements shall be constructed in compliance with all of the provisions thereof (including, without limitation, all conditions relating to Landlord’s approval of plans and specifications), as well as the provisions of this Section 2.3. The Tenant Improvement Allowance shall not be used or useable by Tenant for any moving or relocation expenses of Tenant, or for any cost or expense associated with any moveable furniture (except with respect to the cubicle modifications specifically listed in clause (iv) of Paragraph 1(g) of the Workletter), trade fixtures, personal property or any other item or element which, under the applicable provisions of this Lease, will not become Landlord’s property and remain with the Building upon expiration or termination of this Lease. Any portion of the Tenant Improvement Allowance which has not been claimed or drawn by Tenant by April 30, 2008 shall expire and shall no longer be available to Tenant thereafter. Additional conditions and procedures relating to the disbursement of the Tenant Improvement Allowance shall be as set forth in the Workletter or as otherwise reasonably prescribed in writing by

Landlord or its Project Manager (as designated in the Workletter). The Tenant Improvement Allowance is provided as part of the basic consideration to Tenant under this Lease and will not result in any rental adjustment or additional rent beyond the rental amounts expressly provided in Section 3.1 hereof, nor shall any expiration of any portion of the Tenant Improvement Allowance as provided above result in any credit against or other adjustment with respect to the rental amounts set forth in Section 3.1 hereof.

(c) Landlord warrants to Tenant that the Premises and Building as they exist on the date of Landlord’s Completion Notice, but without regard to Tenant’s improvements therein or to the particular use (as opposed to the general use thereof) for which Tenant will occupy the Premises, shall not violate any covenants or restrictions of record or any applicable law, building code, regulation or ordinance in effect on the date of Landlord’s Completion Notice. Tenant warrants to Landlord that the Tenant Improvements and any other improvements constructed by Tenant in or about the Premises from time to time shall not violate any applicable law, building code, regulation or ordinance in effect at the time such improvements are placed in service. Without limiting the generality of the foregoing, the parties intend and acknowledge that Landlord shall be responsible for ADA and building code compliance for all improvements in the Building shell, Building common areas and Common Areas of the Center (including, but not limited to, existing Building access points, doors, entrances, elevators, ramps and common restrooms) as they exist on the date of Landlord’s Completion Notice (except to the extent, if any, that such improvements in the Building and/or Common Areas consist of or are materially affected by the improvements constructed by Tenant or by Tenant’s particular use of the Premises), subject to the express assignment of certain areas of responsibility to Tenant as set forth below, and that Tenant shall be responsible for ADA and building code compliance with respect to the restroom cores and other interior spaces within the Premises and any other ADA and building code compliance required in connection with or as a result of improvements constructed by Tenant. If it is determined that any of these warranties has been violated, then it shall be the obligation of the warranting party, after written notice from the other party, to correct the condition(s) constituting such violation promptly, at the warranting party’s sole cost and expense. TENANT ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS LEASE, NEITHER LANDLORD NOR ANY AGENT OF LANDLORD HAS MADE ANY REPRESENTATION OR WARRANTY AS TO THE PRESENT OR FUTURE SUITABILITY OF THE CENTER OR THE PREMISES FOR THE CONDUCT OF TENANT’S BUSINESS OR PROPOSED BUSINESS THEREIN.

(d) Tenant shall be entitled to have the use (but not the ownership), during the Term of this Lease, at no additional rent, of all existing cubicles, desks, tables, chairs and other existing furnishings, fixtures, furniture systems and equipment (if any) located in the Premises and itemized in the inventory attached hereto as Exhibit D and incorporated herein by this reference (the “Exhibit D Property”). EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, LANDLORD MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE CONDITION, NATURE OR SUITABILITY OF ANY SUCH FURNISHINGS, FIXTURES OR EQUIPMENT, AND TENANT AGREES TO ACCEPT THE SAME “AS IS,” IN THEIR CONDITION EXISTING AS OF THE EARLY ACCESS DATE, and thereafter to be responsible for maintenance, repair and/or replacement of such furnishings, fixtures and equipment to the extent provided in, and in accordance with the provisions of, Article 8 hereof. Notwithstanding the foregoing, Landlord represents and warrants that it holds good Title to, and owns free and clear of all liens, the Exhibit D Property. Nothing in this paragraph shall be construed to authorize Tenant to remove or dispose of, or to require Landlord to approve or consent to the removal or disposal of, any of the Exhibit D Property. Notwithstanding anything to the contrary in this Lease, Tenant shall not be required to remove the Exhibit D Property at the expiration or earlier termination of this Lease.

2.4 Acknowledgment of Rent Commencement Date. Promptly following the Rent Commencement Date, Landlord and Tenant shall execute a written acknowledgment of the Rent Commencement Date, Termination Date and related matters, substantially in the form attached hereto as Exhibit C (with appropriate insertions), which acknowledgment shall be deemed to be incorporated herein by this reference. Notwithstanding the foregoing requirement, the failure of either party to execute such a written acknowledgment shall not affect the determination of the Rent Commencement Date, Termination Date and related matters in accordance with the provisions of this Lease.

2.5 Holding Over. If Tenant holds possession of the Premises or any portion thereof after the term of this Lease with Landlord’s written consent, then except as otherwise specified in such consent, Tenant shall become a tenant from month to month at one hundred twenty-five percent (125%) of the minimum rental and otherwise upon the terms herein specified for the period immediately prior to such holding over and shall continue in such status until the tenancy is terminated by either party upon not less than thirty (30) days prior written notice. If Tenant holds possession of the Premises or any portion thereof after the term of this Lease without Landlord’s written consent, then Landlord in its sole discretion may elect (by written notice to Tenant) to have Tenant become a tenant either from month to month or at will, at one hundred fifty percent (150%) of the minimum rental (prorated on a daily basis for an at-will tenancy, if applicable) and otherwise upon the terms herein specified for the period immediately prior to such holding over, or may elect to pursue any and all legal remedies available to Landlord under applicable law with respect to such unconsented holding over by Tenant. Tenant shall indemnify and hold Landlord harmless from any loss, damage, claim, liability, cost or expense (including reasonable attorneys’ fees) resulting from any delay by Tenant in surrendering the Premises or any portion thereof, including but not limited to any claims made by a succeeding tenant by reason of such delay, except to the extent (if applicable) that such delay has been expressly approved or consented to in writing by Landlord. Acceptance of rent by Landlord following expiration or termination of this Lease shall not constitute a renewal of this Lease.

2.6 Option to Extend Term. Tenant shall have the option to extend the term of this Lease, at the minimum rental set forth in Section 3.1(b) and otherwise upon all the terms and provisions set forth herein with respect to the initial term of this Lease, for one (1) additional period of two (2) years, commencing upon the expiration of the initial term hereof. Exercise of such option shall be by written notice to Landlord at least six (6) months and not more than twelve (12) months prior to the expiration of the initial term hereof. If Tenant is in default hereunder, beyond any applicable notice and cure periods, on the date of such notice or on the date the extended term is to commence, then the exercise of the option shall be of no force or effect, the extended term shall not commence and this Lease shall expire at the end of the then current term hereof (or at such earlier time as

Landlord may elect pursuant to the default provisions of this Lease). If Tenant properly exercises the extension option under this Section, then all references in this Lease (other than in this Section 2.6) to the “term” of this Lease shall be construed to include the extension term thus elected by Tenant. Except as expressly set forth in this Section 2.6, Tenant shall have no right to extend the term of this Lease beyond its prescribed term.

3. RENTAL

3.1	Minimum Rental.

(a) Rental Amounts . Except as otherwise expressly provided in this Lease, Tenant shall pay to Landlord as minimum rental for the Premises, in advance, without deduction, offset, notice or demand, on or before the Rent Commencement Date and on or before the first day of each subsequent calendar month of the initial term of this Lease, the following amounts per month:

Months	Sq Feet	PSF/mo	Monthly Minimum Rental
05/01/07 — 12/31/07	20,000	$2.40	$48,000.00
01/01/08 — 04/30/08	37,293	$2.40	$89,503.20
05/01/08 — 04/30/09	37,293	$2.47	$92,113.71
05/01/09 — 04/30/10	37,293	$2.54	$94,724.22

If the obligation to pay minimum rental hereunder for the initial term or for any renewal term commences on other than the first day of a calendar month or if the initial term or any renewal term of this Lease terminates on other than the last day of a calendar month, the minimum rental for such first or last month of the applicable initial or renewal term of this Lease, as the case may be, shall be prorated based on the number of days the applicable term of this Lease is in effect during such month. If an increase in minimum rental becomes effective on a day other than the first day of a calendar month, the minimum rental for that month shall be the sum of the two applicable rates, each prorated for the portion of the month during which such rate is in effect.

(b) Rental Amounts During Extended Term. If Tenant properly exercises its renewal option pursuant to Section 2.6 hereof, then the monthly minimum rental during the extended term shall be as follows:

Months	Sq Feet	Approx. PSF/mo	Monthly Minimum Rental
05/01/10 — 04/30/11	37,293	$2.6416	$98,513.19
05/01/11 — 04/30/12	37,293	$2.7473	$102,455.06

(c) Square Footage of Premises. The Building and Premises were fully constructed prior to the date of this Lease, have been measured by Landlord’s Architect and, applying the measurement formula customarily used by Landlord to measure square footage of buildings in the Center, the Premises have been determined to contain 37,293 square feet (including any “load factors,” allocations of first floor common areas or access space, etc.), which measurement is final and binding on the parties, is hereby accepted by the parties for all purposes under this Lease and is not subject to remeasurement or adjustment. The square footage used in Section 3.1(a) in calculating the monthly minimum rental for the first eight (8) months after the Rent Commencement Date, in being less than the entire square footage of the Premises, is not meant to imply any limitation on Tenant’s right or ability to have access to and to use the entire Premises during such months and during the period from the Early Access Date through the Rent Commencement Date, and shall not affect in any way the calculation of Tenant’s Operating Cost Share under Article 5 below (which shall be based on the entire square footage of the Premises throughout the term of this Lease, beginning on the Rent Commencement Date); such reduced square footage in Section 3.1(a) merely represents a method of implementing an economic agreement between the parties with respect to the calculation of Tenant’s minimum monthly rental obligation during such initial eight (8) months.

3.2 Late Charge. If Tenant fails to pay rental or other amounts due Landlord hereunder on or before the fifth (5th) day after the applicable rental or other amount is due, then (a) such unpaid rental or other amount shall bear interest for the benefit of Landlord at a rate equal to the lesser of ten percent (10%) per annum or the maximum rate permitted by law, from the date due to the date of actual payment, and (b) Tenant shall pay to Landlord a late charge in an amount equal to six percent (6%) of the applicable unpaid rental or other amount. Tenant acknowledges that late payment by Tenant to Landlord of rental or other amounts due hereunder will cause Landlord to incur costs not contemplated by this Lease, including, without limitation, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any loan relating to the Center. Tenant further acknowledges that it is extremely difficult and impractical to fix the exact amount of such costs and that the late charge set forth in this Section 3.2 represents a fair and reasonable estimate thereof. Acceptance of any late charge by Landlord shall not constitute a waiver of Tenant’s default with respect to overdue rental or other amounts, nor shall such acceptance prevent Landlord from exercising any other rights and remedies available to it. Acceptance of rent or other payments by Landlord shall not constitute a waiver of late charges or interest accrued with respect to such rent or other payments or any prior installments thereof, nor of any other defaults by Tenant, whether monetary or non-monetary in nature, remaining uncured at the time of such acceptance of rent or other payments.

4. TAXES

4.1 Personal Property. From and after the Rent Commencement Date (or, in the case of items brought onto the Property by Tenant prior to the Rent Commencement Date, from and after the date such items are brought onto the Property by Tenant), Tenant shall be responsible for and shall pay prior to delinquency all taxes and assessments levied against or by reason of any and all alterations, additions and items existing on or in the Premises from time to time during the term of this Lease and taxed as personal property rather than as real property, including (but not limited to) all Exhibit D Property and all personal property, trade fixtures and other property placed by Tenant on or about the Premises. Upon written request by Landlord, Tenant shall furnish Landlord with reasonably satisfactory evidence of Tenant’s payment thereof. If at any time during the term of this

Lease any of said alterations, additions or personal property, whether or not belonging to Tenant, shall be taxed or assessed as part of the Center, then such tax or assessment shall be paid by Tenant to Landlord within fifteen (15) days after presentation by Landlord of copies of the tax bills in which such taxes and assessments are included and shall, for the purposes of this Lease, be deemed to be personal property taxes or assessments under this Section 4.1.

4.2 Real Property. To the extent any real property taxes and assessments on the Premises are assessed directly to Tenant, Tenant shall be responsible for and shall pay prior to delinquency all such taxes and assessments levied against the Premises. Upon written request by Landlord, Tenant shall furnish Landlord with reasonably satisfactory evidence of Tenant’s payment thereof. To the extent the Premises are taxed or assessed to Landlord following the Rent Commencement Date, such real property taxes and assessments shall constitute Operating Expenses (as that term is defined in Section 5.2 of this Lease) and shall be paid in accordance with the provisions of Article 5 of this Lease.

5. OPERATING EXPENSES

5.1	Payment of Operating Expenses.

(a) Tenant shall pay to Landlord, at the time and in the manner hereinafter set forth, as additional rental, Tenant’s Operating Cost Share of the Operating Expenses defined in Section 5.2, subject to adjustment pursuant to Section 5.1(b) when applicable. For purposes of this Section 5.1, “Tenant’s Operating Cost Share” shall be: (i) in the case of Operating Expenses that are reasonably allocable solely to the Premises, one hundred percent (100%); (ii) in the case of Operating Expenses that are reasonably allocable to the Building, fifty-five and one tenth percent (55.1%); and (iii) in the case of Operating Expenses (if any) that are determined and allocated on a Center-wide basis, five and sixteen hundredths percent (5.16%).

(b) Tenant’s Operating Cost Share as specified in Section 5.1(a) with respect to matters allocable to the Building or to the entire Center, as applicable, is based upon an area of 37,293 square feet for the Premises, an area of 67,684 square feet for the Building and an aggregate area of 722,788 square feet for all of the buildings presently located in the Center. If the actual area of the Premises or of any of the buildings existing from time to time in the Center changes for any reason (including, but not limited to, modification of existing buildings, construction of new buildings in the Center, or construction of new buildings on any adjacent property owned by Landlord and operated, for common area purposes, on an integrated basis with the Center, but in no event due merely to a remeasurement of improvements existing in the Premises, Building or Center as of the Lease Commencement Date), then Tenant’s Operating Cost Share shall be adjusted proportionately to reflect the new actual areas of the Premises and/or such other buildings, as applicable, as determined in good faith by Landlord’s architect on the same basis of measurement as applied in determining the existing square footage of the Building.

5.2	Definition of Operating Expenses.

(a) Subject to the exclusions and provisions hereinafter contained and the allocation principles set forth in Section 5.1, the term “Operating Expenses” shall mean the total costs and expenses incurred by Landlord for management, operation and maintenance of the Building and the Center (but with respect to the Center, only to the extent such costs and expenses are incurred in connection with the Common Areas thereof, and excluding any costs incurred specifically in connection with any other buildings in the Center), including, without limitation, costs and expenses of (i) insurance (which may include, at Landlord’s option, environmental and seismic insurance as part of or in addition to any casualty or property insurance policy), property management, landscaping, and the operation, repair and maintenance of the Building and Common Areas; (ii) all utilities and services; (iii) real and personal property taxes and assessments or substitutes therefor levied or assessed against the Center or any part thereof, including (but not limited to) any possessory interest, use, business, license or other taxes or fees, any taxes imposed directly on gross rents or services, any assessments or charges for police or fire protection, housing, transit, open space, street or sidewalk construction or maintenance or other similar services from time to time by any governmental or quasi-governmental entity, and any other new taxes on landlords in addition to taxes now in effect; (iv) supplies, equipment, utilities and tools used in management, operation and maintenance of the Center; (v) capital improvements to the Center or the improvements therein, amortized over the useful life of such capital improvements as determined reasonably and in good faith by Landlord or its accountants on the basis of generally accepted accounting principles or tax accounting principles, consistently applied, (aa) which reduce or will cause future reduction of other items of Operating Expenses for which Tenant is otherwise required to contribute or (bb) which are required by law, ordinance, regulation or order of any governmental authority (excluding, however, any such expenses incurred by Landlord in complying with Landlord’s obligations under Section 2.3) or (cc) which are for the use or benefit of Tenant or are generally for the use and benefit of tenants and occupants of the Building or Center and which in either such event are reasonably consistent with the nature and quality of the Center as a first-class office and research and development campus; and (vi) any other costs (including, but not limited to, any parking or utilities fees or surcharges not otherwise specifically addressed elsewhere in this Lease) allocable to or paid by Landlord, as owner of the Center, pursuant to any applicable laws, ordinances, regulations or orders of any governmental or quasi-governmental authority or pursuant to the terms of the Declaration (as hereinafter defined) or of any other declarations of covenants, conditions and restrictions now or hereafter affecting the Center or any other property over which Tenant has non-exclusive usage rights as contemplated in Section 1.1(b) hereof. Operating Expenses shall not include any costs attributable to the initial construction of buildings or Common Area improvements in the Center, nor any costs attributable to buildings the square footage of which is not taken into account in determining Tenant’s Operating Cost Share under Section 5.1 for the applicable period. The distinction between items of ordinary operating maintenance and repair and items of a capital nature shall be made in accordance with generally accepted accounting principles applied on a consistent basis or in accordance with tax accounting principles, as determined reasonably and in good faith by Landlord’s accountants.

(b) Notwithstanding any other provisions of this Section 5.2, the following shall not be included within Operating Expenses: (i) rent paid to any ground lessor; (ii) the cost of constructing tenant improvements for any tenant of the Center; (iii) the costs of special services, goods or materials provided to any other tenant of the Center and not offered or made available to Tenant; (iv) repairs covered by proceeds of insurance or from funds provided by Tenant or any other tenant of the Center, or as to which any other tenant of the Center is obligated to make such repairs or to pay the cost thereof; (v) legal fees, advertising costs or other related expenses incurred by Landlord in connection with the leasing of space to individual tenants of the Center; (vi) repairs, alterations, additions, improvements or replacements needed to rectify or correct any defects in the design, materials or workmanship of the Building, the Center or the Common Areas; (vii) damage and repairs necessitated by the negligence or willful misconduct of Landlord or of Landlord’s employees, contractors or agents; (viii) executive salaries or salaries of service personnel (not above the level of property manager) to the extent that such personnel perform services other than in connection with the management, operation, repair or maintenance of the Building or the Center; (ix) Landlord’s general overhead expenses not related to the Building or the Center; (x) legal fees, accountants’ fees and other expenses incurred in connection with disputes with tenants or other occupants of the Center, or in connection with the enforcement of the terms of any leases with tenants or the defense of Landlord’s Title to or interest in the Center or any part thereof; (xi) costs incurred due to a violation by Landlord or any other tenant of the Center of the terms and conditions of any lease; (xii) costs of any service provided to Tenant or to other occupants of the Center for which Landlord is reimbursed other than through recovery of Operating Expenses; (xiii) personal property taxes due and payable by any other tenant of the Center; (xiv) costs incurred by Landlord pursuant to Article 13 of this Lease in connection with an event of casualty or condemnation (including, but not limited to, any applicable deductible and/or co-insurance amounts under applicable insurance policies with respect to any seismic event); (xv) costs incurred by Landlord in complying with its obligations under Section 2.3 of this Lease; (xvi) capital expenditures (except to the extent allowed pursuant to Section 5.2(a)); (xvii) principal or interest payments or finance charges on loans or other debts for borrowed money, whether or not secured by mortgages or trust deeds on the Building or Property; (xviii) depreciation of the Building and its equipment, amortization (except as provided in Section 5.2(a) above) and other similar non-cash charges; and (xix) costs incurred in connection with the presence of any hazardous substance or hazardous waste (as such terms are defined in Section 9.6) on, under or about the Property or the Center (but in the event of any use or release of such a hazardous substance or hazardous waste by Tenant or related parties as described in Section 9.6, Tenant’s responsibility therefor shall be determined pursuant to Section 9.6). In no event shall Landlord collect any amounts with respect to any individual item of Operating Expenses which would, when taken together with those amounts collected by Landlord from other tenants in the Building, exceed one hundred percent (100%) of the actual Operating Expenses incurred by Landlord with respect to such item.

5.3 Determination of Operating Expenses. On or before the Rent Commencement Date and during the last month of each calendar year of the term of this Lease (“Expense Year”), or as soon thereafter as practical, Landlord shall provide Tenant notice of Landlord’s estimate of the Operating Expenses for the ensuing Expense Year or applicable portion thereof. On or before the first day of each month during the ensuing Expense Year or applicable portion thereof, beginning on the Rent Commencement Date, Tenant shall pay to Landlord Tenant’s Operating Cost Share of the portion of such estimated Operating Expenses allocable (on a pro rata basis) to such month; provided, however, that if such notice is not given in the last month of an Expense Year, Tenant shall continue to pay on the basis of the prior year’s estimate, if any, until the month after such notice is given. If at any time or times it appears to Landlord that the actual Operating Expenses for an Expense Year will vary from Landlord’s previous estimate by more than five percent (5%), Landlord may, by notice to Tenant, revise its estimate for the applicable Expense Year and subsequent payments by Tenant for such Expense Year shall be based upon such revised estimate.

5.4	Final Accounting for Expense Year.

(a) Within ninety (90) days after the close of each Expense Year, or as soon after such 90-day period as practicable, Landlord shall deliver to Tenant a statement of Tenant’s Operating Cost Share of the Operating Expenses for such Expense Year prepared by Landlord from Landlord’s books and records. If on the basis of such statement Tenant owes an amount that is more or less than the estimated payments for such Expense Year previously made by Tenant, Tenant or Landlord, as the case may be, shall pay the deficiency to the other party within thirty (30) days after delivery of the statement. Failure or inability of Landlord to deliver the annual statement within such ninety (90) day period shall not impair or constitute a waiver of Tenant’s obligation to pay Operating Expenses, or cause Landlord to incur any liability for damages; provided, however, that if Landlord fails to deliver its annual statement for any Expense Year within six (6) months after the end of such Expense Year, then Landlord shall be deemed to have waived its right to recover from Tenant any deficiency in the payment of Tenant’s Operating Cost Share with respect to such Expense Year. The foregoing proviso shall not, however, be construed to excuse Landlord from its obligation to deliver such annual statement or to deprive Tenant of its right to recover from Landlord any overpayment of Tenant’s Operating Cost Share with respect to such Expense Year.

(b) At any time within three (3) months after receipt of Landlord’s annual statement of Operating Expenses as contemplated in Section 5.4(a), Tenant shall be entitled, upon reasonable written notice to Landlord and during normal business hours at Landlord’s office or such other reasonable places as Landlord shall designate, to inspect and examine those books and records of Landlord relating to the determination of Operating Expenses for the immediately preceding Expense Year covered by such annual statement or, if Tenant so elects by written notice to Landlord, to request an independent audit of such books and records. Any such independent audit of the books and records shall be conducted by a certified public accountant reasonably acceptable to both Landlord and Tenant or, if the parties are unable to agree, by a certified public accountant appointed by the Presiding Judge of the Santa Clara County Superior Court upon the application of either Landlord or Tenant (with notice to the other party). In either event, such certified public accountant shall be one who is not then employed in any capacity by Landlord or Tenant or by any of their respective affiliates. The audit shall be limited to the determination of the amount of Operating

Expenses for the subject Expense Year, and shall be based on generally accepted accounting principles and tax accounting principles, consistently applied. If it is determined, by mutual agreement of Landlord and Tenant or by independent audit, that the amount of Operating Expenses billed to or paid by Tenant for the applicable Expense Year was incorrect, then the appropriate party shall pay to the other party the deficiency or overpayment, as applicable, within thirty (30) days after the final determination of such deficiency or overpayment. All costs and expenses of the audit shall be paid by Tenant unless the audit shows that Landlord overstated Operating Expenses for the subject Expense Year by more than five percent (5%), in which case Landlord shall pay all costs and expenses of the audit. Tenant shall be deemed to have approved Landlord’s annual statement of Operating Expenses, and shall be barred from raising any claims regarding Operating Expenses for the period covered by such annual statement, except to the extent Tenant specifically identifies any objections or claims based on such annual statement, in reasonable detail, by written notice to Landlord within four (4) months after Tenant’s receipt of the applicable annual statement. To the extent Tenant provides Landlord with timely written notice of any such objections or claims, Landlord and Tenant shall cooperate reasonably and in good faith to try to resolve the objections or claims raised by Tenant, which cooperation may include the use of an independent audit initiated by Tenant as contemplated above. Each party agrees to maintain the confidentiality of the findings of any audit in accordance with the provisions of this Section 5.4.

5.5 Proration. If the date on which Tenant’s obligation for payment of Tenant’s Operating Cost Share commences falls on a day other than the first day of an Expense Year or if this Lease terminates on a day other than the last day of an Expense Year, then the amount of Operating Expenses payable by Tenant with respect to such first or last partial Expense Year shall be prorated on the basis which the number of days during such Expense Year in which this Lease is in effect bears to 365. The termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to Section 5.4 to be performed after such termination.

6. UTILITIES

6.1 Payment. Commencing with the Early Access Date and thereafter throughout the term of this Lease (including the early possession period under Section 2.2 above), Tenant shall pay, before delinquency, all charges for water, gas, heat, light, electricity, power, sewer, telephone, alarm system, janitorial and other services or utilities supplied to or consumed in or with respect to the Premises (other than any costs for water, electricity or other services or utilities furnished with respect to the Building common areas or the Common Areas of the Center, which costs shall be paid by Landlord and shall constitute Operating Expenses under Section 5.2 hereof), including any taxes on such services and utilities. To the extent the utilities and services supplied to the Premises are not separately metered, then the amount thereof shall be allocated in a reasonable, good faith and appropriate manner by Landlord between the Premises and the remainder of the Building or other areas sharing such utilities or services, and the portion thereof allocable to the Premises may, in Landlord’s discretion, either be included in Operating Expenses allocable to the Premises under Section 5.1 hereof or be billed directly to Tenant and paid or reimbursed by Tenant within twenty (20) days after receipt of Landlord’s statement and request for payment, accompanied by reasonable supporting documentation evidencing the calculation or determination of the amount for which payment or reimbursement is requested. Notwithstanding the foregoing provisions, during any portion of the period prior to the Rent Commencement Date in which Landlord is performing repairs or construction of improvements in the Premises, (a) if Tenant is neither operating its business in the Premises nor performing any material construction of improvements in the Premises, Landlord shall bear all utilities charges for the Premises; and (b) if Tenant is operating its business in the Premises and/or performing any material construction of improvements in the Premises, utilities charges for the Premises shall be allocated between Landlord and Tenant on the basis of Landlord’s reasonable, good faith estimate of their respective usage of such utilities.

6.2 Interruption. There shall be no abatement of rent or other charges required to be paid hereunder and Landlord shall not be liable in damages or otherwise for interruption or failure of any service or utility furnished to or used with respect to the Premises, the Building or the Center because of accident, making of repairs, alterations or improvements, severe weather, difficulty or inability in obtaining services or supplies, labor difficulties or any other cause. Notwithstanding the foregoing provisions of this Section 6.2, however, in the event of any interruption or failure of any service or utility to the Premises that (a) is caused in whole or in material part by the active negligence or willful misconduct of Landlord or its agents, employees or contractors and (b) continues for more than three (3) business days and (c) materially impairs Tenant’s ability to use the Premises for the intended purpose hereunder, then following such three (3) business day period, Tenant’s obligations for payment of rent and other charges under this Lease shall be abated in proportion to the degree of impairment of Tenant’s use of the Premises, and such abatement shall continue until Tenant’s use of the Premises is no longer materially impaired thereby. Tenant expressly waives any benefits of any applicable existing or future law (including, but not limited to, the provisions of California Civil Code Section 1932(1)) permitting the termination of a lease due to any such interruption or failure of any service or utility, it being the intention of the parties that their respective rights in such circumstances shall be governed solely by the provisions of this Section 6.2.

7. ALTERATIONS; SIGNS

7.1 Right to Make Alterations. Tenant shall make no alterations, additions or improvements to the Premises, other than interior non-structural alterations in the Premises costing less than (i) Twenty-Five Thousand Dollars ($25,000) for any single alteration or improvement or set of related and substantially concurrent alterations or improvements, and (ii) Fifty Thousand Dollars ($50,000) in the aggregate during any twelve (12) month period, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. All such alterations, additions and improvements shall be completed with due diligence in a good and workmanlike manner, in compliance with plans and specifications approved in writing by Landlord and in compliance with all applicable laws, ordinances, rules and regulations, and to the extent Landlord’s consent is not otherwise required hereunder for such alterations, additions or improvements, Tenant shall give prompt written notice thereof to Landlord. Tenant shall cause any contractors engaged by Tenant for work in the Building or in the Center to maintain public liability and property damage insurance, and other customary insurance, with such terms and in such amounts as Landlord may reasonably require, naming as additional insureds Landlord and any of its partners, shareholders, property managers, project managers and lenders designated in writing by

Landlord to Tenant for this purpose, and shall furnish Landlord with certificates of insurance or other evidence that such coverage is in effect. Notwithstanding any other provisions of this Section 7.1, under no circumstances shall Tenant make any structural alterations or improvements, or any changes to the roof or equipment installations on the roof, or any alterations materially affecting any building systems, without Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

7.2 Title to Alterations. All alterations, additions and improvements installed by Tenant in, on or about the Premises, the Building or the Center (including, but not limited to, lab benches, fume hoods, clean rooms, cold rooms and other similar improvements and equipment) shall become part of the Property and shall become the property of Landlord, unless Landlord elects to require Tenant to remove the same upon the termination of this Lease; provided, however, that the foregoing shall not apply to Tenant’s movable furniture, equipment and trade fixtures, except to the extent any such items are specifically described in the parenthetical in the initial portion of this sentence and are designed to be portable or removable in nature (i.e., installable and removable without any material adverse impact on the existing improvements and Building systems in the Building). Tenant shall promptly repair any damage caused by its removal of any such furniture, equipment or trade fixtures. Notwithstanding any other provisions of this Article 7, however, (a) under no circumstances shall Tenant have any right to remove from the Premises or the Building, at the expiration or termination of this Lease, any lab benches, fume hoods, clean rooms, cold rooms or other similar improvements and equipment installed in the Building, even if such equipment and improvements were installed by Tenant (other than portable or removable clean rooms described at the end of the first sentence of this Section); (b) under no circumstances shall Tenant have any right to remove from the Premises or the Building, at the expiration or termination of this Lease, any alterations, additions, improvements or equipment acquired, constructed or installed with the use, in whole or in part, of any funds from the Tenant Improvement Allowance; (c) if Tenant requests Landlord’s written consent to any alterations, additions or improvements under Section 7.1 hereof and, in requesting such consent, asks that Landlord specify whether Landlord will require removal of such alterations, additions or improvements upon termination or expiration of this Lease (or, for those alterations not requiring Landlord’s consent, if Tenant so requests Landlord’s determination in writing), then Landlord shall not be entitled to require such removal unless Landlord specified its intention to do so at the time of granting of Landlord’s consent to the requested alterations, additions or improvements; and (d) in the case of Tenant Improvements constructed by Tenant under the Workletter, Landlord shall not be entitled to require removal of such Tenant Improvements upon termination or expiration of this Lease unless Landlord specifies its intention to do so at the time of granting of Landlord’s approval of the plans and specifications for the applicable elements of such Tenant Improvements. Notwithstanding any other provisions of this Article 7, (i) it is the intention of the parties that Landlord shall be entitled to claim all tax attributes associated with alterations, additions, improvements and equipment constructed or installed by Tenant or Landlord with funds provided by Landlord pursuant to the Tenant Improvement Allowance; and (ii) it is the intention of the parties that Tenant shall be entitled to claim, during the term of this Lease, all tax attributes associated with alterations, additions, improvements and equipment constructed or installed by Tenant with Tenant’s own funds (and without any payment or reimbursement by Landlord pursuant to the Tenant Improvement Allowance), despite the fact that the items described in this clause (ii) are characterized in this Section 7.2 as becoming Landlord’s property upon installation, in recognition of the fact that Tenant will have installed and paid for such items, will have the right of possession of such items during the term of this Lease and will have the obligation to pay (directly or indirectly) property taxes on such items, carry insurance on such items to the extent provided in Article 10 hereof and bear the risk of loss with respect to such items to the extent provided in Article 13 hereof. If and to the extent it becomes necessary, in implementation of the foregoing intentions, to identify (either specifically or on a percentage basis, as may be required under applicable tax laws) which alterations, additions, improvements and equipment constructed as part of the Tenant Improvements have been funded through the Tenant Improvement Allowance and which (if any) have been constructed or installed with Tenant’s own funds, Landlord and Tenant agree to cooperate reasonably and in good faith to make such an identification by mutual agreement.

7.3 Tenant Trade Fixtures. Subject to the third sentence of Section 7.2 and to Section 7.5, Tenant may install, remove and reinstall trade fixtures without Landlord’s prior written consent, except that installation and removal of any trade fixtures which affect the Building systems or the exterior or structural portions of the Building shall require Landlord’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Subject to the provisions of Section 7.5, the foregoing shall apply to Tenant’s signs, which Tenant shall have the right to place and remove and replace (a) only with Landlord’s prior written consent as to location, size and composition, which consent shall not be unreasonably withheld, conditioned or delayed, and (b) only in compliance with all restrictions and requirements of applicable law and of any covenants, conditions and restrictions or other written agreements now or hereafter applicable to the Center. Tenant shall immediately repair any damage caused by installation and removal of trade fixtures under this Section 7.3.

7.4 No Liens. Tenant shall at all times keep the Building and the Center free from all liens and claims of any contractors, subcontractors, materialmen, suppliers or any other parties employed either directly or indirectly by Tenant in construction work on the Building or the Center. Tenant may contest any claim of lien, but only if, prior to such contest, Tenant either (i) posts security in the amount of the claim, plus estimated costs and interest, or (ii) records a bond of a responsible corporate surety in such amount as may be required to release the lien from the Building and the Center. Tenant shall indemnify, defend and hold Landlord harmless against any and all liability, loss, damage, cost and other expenses, including, without limitation, reasonable attorneys’ fees, arising out of claims of any lien for work performed or materials or supplies furnished at the request of Tenant or persons claiming under Tenant.

7.5 Signs. Without limiting the generality of the provisions of Section 7.3 hereof, Tenant shall have the right to install building and monument signage consistent with the size, quality and nature of the existing signage, at Tenant’s sole expense, subject to Landlord’s prior approval as to location, size, design and composition (which approval shall not be unreasonably withheld or delayed), subject to the established sign criteria for the Center and subject to all restrictions and requirements of applicable law and of any covenants, conditions and restrictions or other written agreements now or hereafter applicable to the Center. In addition, Tenant shall have the right, at Tenant’s sole expense and subject to Landlord’s prior approval as to location, size, design and composition (which approval shall not be unreasonably withheld, conditioned or delayed), to install directional signage in the first floor lobby of the Building indicating the location of Tenant’s Premises.

8. MAINTENANCE AND REPAIRS

8.1 Landlord’s Obligation for Maintenance. Landlord shall repair, maintain and replace or cause to be repaired, maintained and replaced, as reasonably determined by Landlord to be necessary or appropriate, the Common Areas of the Center; the common or shared lobbies, corridors, bathrooms and other common or shared areas or facilities in the Building;•the roof, exterior walls and other structural portions of the Building; exterior windows; the elevators serving the Building; and the mechanical (including HVAC), electrical, plumbing (up to the “T” junction(s) serving the Premises) and sewer, and fire/life safety systems serving the Building and the Premises. Landlord shall make HVAC service available to the Premises in quantities appropriate for customary office usage during normal business hours, at no extra charge to Tenant, and shall also make after-hours HVAC service available to the Premises, upon request by Tenant, for an additional charge calculated on the basis of a commercially reasonable rate specified by Landlord from time to time (but not to exceed Landlord’s actual cost of providing such after-hours service). Landlord shall also provide night janitorial service (including commercially reasonable janitorial services substantially equivalent to those provided by landlords in comparable office buildings in the vicinity of the Center) each weekday night for the Premises and the other tenant spaces in the Building. The cost of all work performed by Landlord under this Section 8.1 may, in Landlord’s discretion, either (x) be treated as an Operating Expense hereunder or (y) be charged back by Landlord for direct reimbursement by the tenant(s) to whose premises the applicable work relates, in which event such reimbursement shall be paid to Landlord within twenty (20) days after Tenant’s receipt of Landlord’s written statement identifying the requested reimbursement and providing reasonable supporting information for the nature and cost of the work for which reimbursement is requested; provided, however, that Landlord shall consult reasonably and in good faith with Tenant prior to electing to apply the direct chargeback approach described in the preceding clause (y) with respect to any particular item of work or expense. The cost provisions of the preceding sentence shall not apply, however, to the extent the applicable work by Landlord (i) is required due to the negligence of Landlord; (ii) involves the repair or correction of a condition or defect that Landlord is required to correct pursuant to Section 2.3 hereof; (iii) is a capital expense not includible (or in excess of the amounts includible on an amortized basis) as an Operating Expense under Section 5.2 hereof, or is otherwise expressly excluded from treatment as an Operating Expense under any other applicable provision of Section 5.2 hereof; (iv) results from an event of casualty or condemnation covered by Article 13 hereof (in which event the provisions of such Article 13 shall govern the parties’ respective rights and obligations); or (v) is required due to the negligence or willful misconduct of Tenant or its agents, employees or invitees (in which event Tenant shall bear the full cost of such work pursuant to the indemnification provided in Section 10.6 hereof, subject to the release set forth in Section 10.4 hereof). Tenant knowingly and voluntarily waives the right to make repairs at Landlord’s expense, or to offset the cost thereof against rent, under any law, statute, regulation or ordinance now or hereafter in effect.

8.2	Tenant’s Obligation for Maintenance.

(a) Good Order, Condition and Repair. Except as provided in Section 8.1 hereof, and subject to the provisions of Article 13 hereof (which shall be controlling in the event of any casualty or condemnation covered by such Article 13) and of Section 2.3 hereof (which shall be controlling in the event of any repairs or corrective work covered by such Section 2.3), Tenant at its sole cost and expense shall keep and maintain in good and sanitary order, condition and repair the Premises and every part thereof, wherever located, including but not limited to the signs, interior, ceiling, plumbing and sewer systems (within the Premises and up to the “T” junction(s) serving the Premises), telephone and communications systems serving the Premises, any supplemental or auxiliary mechanical systems (including, but not limited to, HVAC equipment) installed by Tenant to serve the Premises, all doors, door checks, windows, plate glass, door fronts, fixtures, partitions, interior side of demising walls, lighting, wall surfaces, floor surfaces and coverings and ceiling surfaces and coverings of the Premises, and all other interior repairs, foreseen and unforeseen, with respect to the Premises, as required. To the extent Landlord has any third-party warranties or service contracts on any improvements or systems in the Premises which are Tenant’s obligation to maintain during the term of this Lease, Landlord agrees to assign such warranties or service contracts to Tenant, to the extent practicable, and to use reasonable efforts to enforce for Tenant’s benefit (and at Tenant’s expense) any such warranties or service contracts which it is not practicable to assign to Tenant.

(b) Landlord’s Remedy. If Tenant fails to make or perform promptly any repairs or maintenance which are the obligation of Tenant hereunder and such failure continues for more than ten (10) days after written notice from Landlord specifying the required repairs (except in case of emergency, in which event no such prior notice shall be required, and except that in the case of repairs or maintenance which cannot reasonably be performed within such 10-day period, the provisions of this paragraph shall apply only if Tenant fails to commence performance within such 10-day period and thereafter to pursue such performance diligently to completion), Landlord shall have the right, but shall not be required, to enter the Premises and make the repairs or perform the maintenance necessary to restore the Premises to good and sanitary order, condition and repair. Immediately on demand from Landlord, the actual out-of-pocket cost incurred by Landlord in making such repairs shall be due and payable by Tenant to Landlord.

(c) Condition upon Surrender. At the expiration or sooner termination of this Lease, Tenant shall surrender the Premises and Building and the improvements located therein, including any additions, alterations and improvements thereto (except for items which Tenant is permitted and elects to remove, or is required to remove, pursuant to the provisions of this Lease), broom clean, in good and sanitary order, condition and repair, ordinary wear and tear and casualty damage (the latter of which shall be governed by the provisions of Article 13 hereof) excepted, first, however, removing all goods and effects of Tenant, all signage installed by Tenant and all fixtures and items required to be removed or specified to be removed at Landlord’s election pursuant to this

Lease (including, but not limited to, any such removal required as a result of an election duly made by Landlord to require such removal as contemplated in Section 7.2), and repairing any damage caused by such removal. Tenant shall not have the right to remove fixtures or equipment if Tenant is in default hereunder (beyond any applicable cure period), unless Landlord specifically waives this provision in writing. Tenant expressly waives any and all interest in any personal property and trade fixtures not removed from the Center by Tenant at the expiration or termination of this Lease, agrees that any such personal property and trade fixtures may, at Landlord’s election, be deemed to have been abandoned by Tenant, and authorizes Landlord (at its election and without prejudice to any other remedies under this Lease or under applicable law) to remove and either retain, store or dispose of such property at Tenant’s cost and expense, and Tenant waives all claims against Landlord for any damages resulting from any such removal, storage, retention or disposal.

9. USE OF PROPERTY

9.1 Permitted Use. Subject to Sections 9.3, 9.4 and 9.6 hereof, Tenant shall use the Premises solely for an office, research and development, engineering and storage facility, including (but not limited to) lab (if applicable), administrative offices, and other lawful purposes and facilities reasonably related to or incidental to such specified uses (subject in each case to receipt of all necessary approvals from the City of Mountain View and all other governmental agencies having jurisdiction over the Premises), and for no other purpose, unless Landlord in its sole discretion otherwise consents in writing.

9.2 [Intentionally omitted.]

9.3 No Nuisance. Tenant shall not use the Premises for or carry on or permit within the Center or any part thereof any offensive, noisy or dangerous trade, business, manufacture, occupation, odor or fumes, or any nuisance or anything against public policy, nor interfere with the rights or business of Landlord in the Building or the Center, nor commit or allow to be committed any waste in, on or about the Center. Tenant shall not do or permit anything to be done in or about the Center, nor bring nor keep anything therein, which will in any way cause the Center or any portion thereof to be uninsurable with respect to the insurance required by this Lease or with respect to standard fire and extended coverage insurance with vandalism, malicious mischief and riot endorsements.

9.4 Compliance with Laws. Tenant shall not use the Premises, the Building or the Center or permit the Premises, the Building or the Center to be used in whole or in part for any purpose or use that is in violation of any applicable laws, ordinances, regulations or rules of any governmental agency or public authority. Tenant shall keep the Premises equipped with all safety appliances required by law, ordinance or insurance on the Center, or any order or regulation of any public authority, because of Tenant’s particular use (as opposed to the general use thereof) of the Premises. Tenant shall procure all licenses and permits required for Tenant’s use of the Premises. Tenant shall use the Premises in strict accordance with all applicable ordinances, rules, laws and regulations and shall comply with all requirements of all governmental authorities now in force or which may hereafter be in force pertaining to the use of the Premises and the Center by Tenant, including, without limitation, regulations applicable to noise, water, soil and air pollution, and making such nonstructural alterations and additions thereto as may be required from time to time by such laws, ordinances, rules, regulations and requirements of governmental authorities or insurers of the Center (collectively, “Requirements”) because of Tenant’s construction of improvements in or other particular use of the Premises or the Center. Any structural alterations or additions required from time to time by applicable Requirements because of Tenant’s construction of improvements in the Premises or other particular use of the Center shall, at Landlord’s election, either (i) be made by Tenant, at Tenant’s sole cost and expense, in accordance with the procedures and standards set forth in Section 7.1 for alterations by Tenant, or (ii) be made by Landlord at Tenant’s sole cost and expense, in which event Tenant shall pay to Landlord as additional rent, within ten (10) days after demand by Landlord, an amount equal to all reasonable and actual out-of-pocket costs incurred by Landlord in connection with such alterations or additions. The judgment of any court, or the admission by Tenant in any proceeding against Tenant, that Tenant has violated any law, statute, ordinance or governmental rule, regulation or requirement shall be conclusive of such violation as between Landlord and Tenant.

9.5 Liquidation Sales. Tenant shall not conduct or permit to be conducted any auction, bankruptcy sale, liquidation sale, or going out of business sale, in, upon or about the Center, whether said auction or sale be voluntary, involuntary or pursuant to any assignment for the benefit of creditors, or pursuant to any bankruptcy or other insolvency proceeding.

9.6	Environmental Matters.

(a) For purposes of this Section, “hazardous substance” shall mean (i) the substances included within the definitions of the term “hazardous substance” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq., and the regulations promulgated thereunder, as amended, (ii) the substances included within the definition of “hazardous substance” under the California Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health & Safety Code §§ 25300 et seq., and regulations promulgated thereunder, as amended, (iii) the substances included within the definition of “hazardous materials” under the Hazardous Materials Release Response Plans and Inventory Act, California Health & Safety Code §§ 25500 et and regulations promulgated thereunder, as amended, (iv) the substances included within the definition of “hazardous substance” under the Underground Storage of Hazardous Substances provisions set forth in California Health & Safety Code §§ 25280 et seq., and (v) petroleum or any fraction thereof; “hazardous waste” shall mean (i) any waste listed as or meeting the identified characteristics of a “hazardous waste” under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq., and regulations promulgated pursuant thereto, as amended (collectively, “RCRA”), (ii) any waste meeting the identified characteristics of “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” under the California Hazardous Waste Control Law, California Health & Safety Code §§ 25100 et and regulations promulgated pursuant thereto, as amended (collectively, the “CHWCL”), and/or (iii) any waste meeting the identified characteristics of “medical waste” under California Health & Safety Code §§ 25015-25027.8, and regulations promulgated thereunder, as amended; “hazardous waste facility” shall mean a hazardous waste facility as defined under the CHWCL; and “pollutant” shall mean all substances defined as a “pollutant,” “pollution,” “waste,”

“contamination” or “hazardous substance” under the Porter-Cologne Water Quality Control Act, California Water Code §§ 13000 et seq.

(b) Without limiting the generality of the obligations set forth in Section 9.4 of this lease:

(i) Tenant shall not cause or permit any hazardous substance or hazardous waste to be brought upon, kept, stored or used in or about the Center without the prior written consent of Landlord, which consent shall not be unreasonably withheld, except that Tenant, in connection with its permitted use of the Premises and the Center as provided in Section 9.1, may keep, store and use materials that constitute hazardous substances which are customary for such permitted use, provided such hazardous substances are kept, stored and used in quantities which are customary for such permitted use and are kept, stored and used in full compliance with clauses (ii) and (iii) immediately below.

(ii) Tenant shall comply with all applicable laws, rules, regulations, orders, permits, licenses and operating plans of any governmental authority with respect to the receipt, use, handling, generation, transportation, storage, treatment and/or disposal of hazardous substances or wastes by Tenant or its agents or employees, and Tenant will provide Landlord with copies of all permits, licenses, registrations and other similar documents that authorize Tenant to conduct any such activities in connection with its authorized use of the Premises and the Center from time to time.

(iii) Tenant shall not (A) operate on or about the Center any facility required to be permitted or licensed as a hazardous waste facility or for which interim status as such is required, nor (B) store any hazardous wastes on or about the Center for ninety (90) days or more, nor (C) conduct any other activities on or about the Center that could result in the Center or any portion thereof being deemed to be a “hazardous waste facility” (including, but not limited to, any storage or treatment of hazardous substances or hazardous wastes which could have such a result), nor (D) store any hazardous wastes on or about the Center in violation of any federal or California laws or in violation of the terms of any federal or state licenses or permits held by Tenant.

(iv) Tenant shall not install any underground storage tanks on the Property without the prior written consent of Landlord and prior approval by all applicable governmental authorities. If and to the extent that Tenant obtains all such required consents and approvals and installs any underground storage tanks on the Property, Tenant shall comply with all applicable laws, rules, regulations, orders and permits relating to such underground storage tanks (including any installation, monitoring, maintenance, closure and/or removal of such tanks) as such tanks are defined in California Health & Safety Code § 25281(x), including, without limitation, complying with California Health & Safety Code §§ 25280-25299.7 and the regulations promulgated thereunder, as amended. Tenant shall furnish to Landlord copies of all registrations and permits issued to or held by Tenant from time to time for any and all underground storage tanks located on or under the Property.

(v) If applicable, Tenant shall provide Landlord in writing the following information and/or documentation within fifteen (15) days after the Rent Commencement Date, and shall update such information at least annually, on or before each anniversary of the Rent Commencement Date, to reflect any change in or addition to the required information and/or documentation (provided, however, that in the case of the materials described in subparagraphs (B), (C) and (E) below, Tenant shall not be required to deliver copies of such materials to Landlord but shall maintain copies of such materials to such extent and for such periods as may be required by applicable law and shall permit Landlord or its representatives to inspect and copy such materials during normal business hours at any time and from time to time upon reasonable notice to Tenant):

(A) A list of all hazardous substances, hazardous wastes and/or pollutants that Tenant receives, uses, handles, generates, transports, stores, treats or disposes of from time to time in connection with its operations in the Center, other than de minimis amounts of hazardous substances found in customary commercial office and cleaning supplies.

(B) All Material Safety Data Sheets (“MSDS’s”), if any, required to be completed with respect to the operations of Tenant at the Center from time to time in accordance with Title 26, California Code of Regulations § 8-5194 or 42 U.S.C. § 11021, or any amendments thereto, and any Hazardous Materials Inventory Sheets that detail the MSDS’s.

(C) All Hazardous Waste Manifests, if any, that Tenant is required to complete from time to time under California Health & Safety Code § 25160, any regulations promulgated thereunder, any similar successor provisions and/or any amendments to any of the foregoing, in connection with its operations in the Center.

(D) Any Hazardous Materials Management Plan required from time to time with respect to Tenant’s operations in the Center, pursuant to California Health & Safety Code §§ 25500 et any regulations promulgated thereunder, any similar successor provisions and/or any amendments to any of the foregoing.

(E) Any Air Toxics Emissions Inventory Plan required from time to time with respect to Tenant’s operations in the Center, pursuant to California Health & Safety Code §§ 44340 et seq., any regulations promulgated thereunder, any similar successor provisions and/or any amendments to any of the foregoing.

(F) Any biennial Hazardous Waste Generator reports or notifications furnished by Tenant to the California Department of Toxic Substances Control or other applicable governmental authorities from time to time pursuant to California Code of Regulations Title 22, § 66262.41, any similar successor provisions and/or any amendments to any of the foregoing, in connection with Tenant’s operations in the Center.

(G) Any Hazardous Waste Generator Reports regarding source reductions, as required from time to time pursuant to California Health & Safety Code §§ 25244.20 et seq., any regulations promulgated thereunder, any similar successor provisions and/or any amendments to any of the foregoing, in connection with Tenant’s operations in the Center.

(H) Any Hazardous Waste Generator Reports or notifications not otherwise described in the preceding subparagraphs and required from time to time pursuant to California Health & Safety Code § 25153.6, California Code of Regulations Title 22, Division 4.5, Chapter 12, §§ 66262.10 et seq. (“Standards Applicable to Generators of Hazardous Waste”), any other regulations promulgated thereunder, any similar successor provisions and/or any amendments to any of the foregoing, in connection with Tenant’s operations in the Center.

(I) All industrial wastewater discharge permits issued to or held by Tenant from time to time in connection with its operations in the Center, and all air quality management district permits issued to or held by Tenant from time to time in connection with its operations in the Center.

(J) Copies of any other lists or inventories of hazardous substances, hazardous wastes and/or pollutants on or about the Center that Tenant is otherwise required to prepare and file from time to time with any governmental or regulatory authority.

(vi) Tenant shall secure Landlord’s prior written approval for any proposed receipt, storage, possession, use, transfer or disposal of “radioactive materials” or “radiation,” as such materials are defined in Title 26, California Code of Regulations § 17-30100, and/or any other materials possessing the characteristics of the materials so defined, which approval Landlord may withhold in its sole and absolute discretion; provided, that such approval shall not be required for any radioactive materials (x) for which Tenant has secured prior written approval of the Nuclear Regulatory Commission and delivered to Landlord a copy of such approval (if applicable), or (y) which Tenant is authorized to use pursuant to the terms of any radioactive materials license issued by the State of California. Tenant, in connection with any such authorized receipt, storage, possession, use, transfer or disposal of radioactive materials or radiation, shall:

(A) Comply with all federal, state and local laws, rules, regulations, orders, licenses and permits issued to or applicable to Tenant with respect to its operations in the Center;

(B) Maintain, to such extent and for such periods as may be required by applicable law, and permit Landlord and its representatives to inspect during normal business hours at any time and from time to time upon reasonable notice to Tenant, a list of all radioactive materials or radiation received, stored, possessed, used, transferred or disposed of by Tenant or in connection with Tenant’s operations in the Center from time to time, to the extent not already disclosed through delivery of a copy of a Nuclear Regulatory Commission approval with respect thereto as contemplated above; and

(C) Maintain, to such extent and for such periods as may be required by applicable law, and permit Landlord or its representatives to inspect during normal business hours at any time and from time to time upon reasonable notice to Tenant, all licenses, registration materials, inspection reports, governmental orders and permits in connection with the receipt, storage, possession, use, transfer or disposal of radioactive materials or radiation by Tenant or in connection with Tenant’s operations in the Center from time to time.

(vii) Tenant shall comply with any and all applicable laws, rules, regulations and orders of any governmental authority with respect to the release into the environment of any hazardous wastes, hazardous substances, pollutants, radiation or radioactive materials by Tenant or its agents or employees. Tenant shall give Landlord immediate verbal notice of any unauthorized release of any such hazardous wastes, hazardous substances, pollutants, radiation or radioactive materials into the environment, shall follow such verbal notice with written notice to Landlord of such release within two (2) business days of the time at which Tenant became aware of such release, and shall provide Landlord with a copy of any written report or disclosure filed by Tenant with any governmental authority with respect to such release, substantially concurrently with Tenant’s filing of such written report or disclosure with the applicable governmental authority.

(viii) Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, losses (including, but not limited to, loss of rental income), damages, liabilities, costs, legal fees and expenses of any sort to the extent arising out of or relating to (A) any failure by Tenant to comply with any provisions of this Section 9.6(b), or (B) any receipt, use handling, generation, transportation, storage, treatment, release and/or disposal of any hazardous substance, hazardous waste, pollutant, radioactive material or radiation on or about the Center as a proximate result of Tenant’s use of the Center or as a result of any intentional or negligent acts or omissions of Tenant or of any agent, employee or invitee of Tenant.

(ix) Tenant shall cooperate with Landlord in furnishing Landlord with reasonably complete information regarding Tenant’s receipt, handling, use, storage, transportation, generation, treatment and/or disposal of any hazardous substances, hazardous wastes, pollutants, radiation or radioactive materials in or about the Center. Upon prior request, but subject to Tenant’s reasonable operating and security procedures, Tenant shall grant Landlord reasonable access at reasonable times to the Premises to inspect Tenant’s receipt, handling, use, storage, transportation, generation, treatment and/or disposal of hazardous substances, hazardous wastes, pollutants, radiation and radioactive materials, without Landlord thereby being deemed guilty of any disturbance of Tenant’s use or possession or being liable to Tenant in any manner; provided, however, that Landlord shall use commercially reasonable efforts not to interfere materially with Tenant’s use or occupancy of the Premises in the course of exercising Landlord’s rights under this paragraph.

(x) Notwithstanding Landlord’s rights of inspection and review under this Section 9.6(b), Landlord shall have no obligation or duty to so inspect or review, and no third party shall be entitled to rely on Landlord to conduct any sort of inspection or review by reason of the provisions of this Section 9.6(b).

(xi) Landlord has made available for review by Tenant, prior to execution of this Lease, copies of all third-party studies and reports (if any) in Landlord’s possession regarding environmental conditions in the Building and/or the Property. Landlord has also engaged an environmental consultant, at Landlord’s sole expense, to conduct a further environmental study of the Premises, evaluating the presence or absence of hazardous substances, hazardous wastes, pollutants, radiation and radioactive materials in and about the Premises, and Landlord shall provide a copy of such study to Tenant when it becomes available. The purposes of this study is to provide evidence of the “baseline” condition of the Premises prior to Tenant’s occupancy and use thereof, although such evidence is not intended to be conclusive or irrebuttable. Tenant shall also have the right (but not the obligation), if it so elects and at its sole expense, to conduct its own environmental study of the Premises and common areas of the Building, prior to or at the time of Tenant’s occupancy of the Premises, in which event Tenant shall provide a copy of such study to Landlord, provided that prior to any drilling, excavation or other physically invasive testing on the Building or Property, Tenant or its consultant shall provide Landlord with a detailed scope of work and such work shall be subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld or delayed, but may be conditioned upon compliance by Tenant and its consultant with reasonable insurance requirements, upon notice requirements prior to actual entry on the Property, and upon other reasonable and customary requirements).

(xii) If Tenant or its employees, agents, contractors, vendors, customers or guests receive, handle, use, store, transport, generate, treat and/or dispose of any hazardous substances (other than de minimis amounts of such substances found in customary commercial office and cleaning supplies) or wastes or radiation or radioactive materials on or about the Center at any time during the term of this Lease, then within thirty (30) days after the termination or expiration of this Lease, Tenant shall be solely responsible for obtaining, at Tenant’s sole cost and expense, (A) any environmental tests, studies or reports required by any governmental authority for site or permit closure purposes or other similar purposes, and (B) to the extent not fully covered by any tests, studies or reports obtained under the immediately preceding clause (A), a further environmental study, performed by an expert reasonably satisfactory to Landlord, evaluating the presence or absence of hazardous substances, hazardous wastes, pollutants, radiation and radioactive materials on and about those portions of the Center affected by Tenant’s operations in the Center. Such further environmental study (if applicable) shall be based on a reasonable and prudent level of tests and investigations of the Center (if appropriate), which tests shall be conducted no earlier than the date of termination or expiration of this Lease. Tenant shall furnish Landlord promptly with a copy of each test, report and/or study obtained by Tenant pursuant to this subparagraph (xii). Liability for any remedial actions required or recommended on the basis of such study shall be allocated in accordance with Sections 9.4, 9.6, 10.6 and other applicable provisions of this Lease.

(c) Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims, losses, damages, liabilities, costs, legal fees and expenses of any sort arising out of or relating to (i) the presence on the Center of any hazardous substances, hazardous wastes, pollutants, radiation or radioactive materials present on the Center as of the Rent Commencement Date (other than as a result of any intentional or negligent acts or omissions of Tenant or of any agent, employee or invitee of Tenant), and/or (ii) any unauthorized release into the environment (including, but not limited to, the Center) of any hazardous substances, hazardous wastes, pollutants, radiation or radioactive materials to the extent such release results from the negligence of or willful misconduct or omission by Landlord or its agents or employees.

(d) The provisions of this Section 9.6 shall survive the termination of this Lease.

10. INSURANCE AND INDEMNITY

10.1	Insurance.

(a) Tenant shall procure and maintain in full force and effect at all times during the term of this Lease, from and after the Early Access Date, at Tenant’s cost and expense, commercial general liability insurance to protect against liability to the public, or to any invitee of Tenant or Landlord, arising out of or related to the use of or resulting from any accident occurring in, upon or about the Premises, with limits of liability of not less than (i) One Million Dollars ($1,000,000.00) per occurrence for bodily injury, personal injury and death, and Five Hundred Thousand Dollars ($500,000.00) per occurrence for property damage, or (ii) a combined single limit of liability of not less than Three Million Dollars ($3,000,000.00) per occurrence for bodily injury (including personal injury and death) and property damage. Such insurance shall name Landlord, its general partners, its property manager and any lender holding a deed of trust on the Center from time to time (as designated in writing by Landlord to Tenant from time to time) as additional insureds thereunder. The amount of such insurance shall not be construed to limit any liability or obligation of Tenant under this Lease.

(b) Landlord shall procure and maintain in full force and effect at all times during the term of this Lease, at Landlord’s cost and expense (but reimbursable as an Operating Expense under Section 5.2 hereof), commercial general liability insurance to protect against liability arising out of or related to the use of or resulting from any accident occurring in, upon or about the Center, with a combined single limit of liability of not less than Five Million Dollars ($5,000,000.00) per occurrence for bodily injury (including personal injury and death) and property damage.

(c) Landlord shall procure and maintain in full force and effect at all times during the term of this Lease, at Landlord’s cost and expense (but reimbursable as an Operating Expense under Section 5.2 hereof), policies of property insurance providing protection against “all risk of direct physical loss” (as defined by and detailed in the Insurance Service Office’s Commercial Property Program “Cause of Loss–Special Form [CP1030]” or its equivalent) for the shell of the Building and for the improvements in the Common Areas of the Center, on a full replacement cost basis (with no co-insurance or, if coverage without co-insurance is not reasonably available, then on an “agreed amount” basis or with a commercially reasonable margin clause). Such insurance may include earthquake and/or environmental coverage, as part of the same policy or as a separate policy or policies, to the extent Landlord in its sole discretion elects to carry such coverage, and shall have such commercially reasonable deductibles and other terms as Landlord in its discretion determines to be appropriate. Landlord shall have no obligation to carry property damage insurance for any alterations, additions or improvements installed by Tenant in the Building or on or about the Center.

(d) Landlord shall procure and maintain in full force and effect at all times during the term of this Lease, at Tenant’s cost and expense (chargeable, in Landlord’s discretion, either as an Operating Expense allocable 100% to Tenant or as a direct pass-through to Tenant), policies of property insurance providing protection against “all risk of direct physical loss” (as defined by and detailed in the Insurance Service Office’s Commercial Property Program “Cause of Loss–Special Form [CP1030]” or its equivalent) for the Exhibit D Property and the tenant improvements existing in the Premises on the Early Access Date (but excluding Tenant’s Property as defined in paragraph (e) below, which it shall be Tenant’s responsibility to insure pursuant to such paragraph), on a full replacement cost basis (with no co-insurance or, if coverage without co-insurance is not reasonably available, then on an “agreed amount” basis or with a commercially reasonable margin clause). Such insurance may have such commercially reasonable deductibles and other terms as Landlord in its reasonable discretion determines to be appropriate. The coverage required to be maintained under this paragraph (d) may, in Landlord’s discretion, be added to or combined with Landlord’s master policy carried under paragraph (c) above. Tenant shall provide to Landlord from time to time, upon request by Landlord annually or at other reasonable intervals, an updated schedule of values for such existing tenant improvements (the intended purpose of such updating being to reflect any modification or removal of items that would affect the scope of Landlord’s insurance obligation under this paragraph (d)), and Landlord shall have no obligation or liability to Tenant with respect to any underinsurance of tenant improvements that results from Tenant’s failure to keep Landlord informed from time to time, on a current basis, of the insurable value of such tenant improvements. Landlord, in its discretion, may elect from time to time to obtain appraisals of any or all alterations, additions, improvements and tenant improvements (if any) which Landlord is required to insure hereunder, but no such ordering or receipt of appraisals by Landlord shall constitute a waiver or release of Tenant’s obligations under the immediately preceding sentence. If Tenant is not otherwise carrying earthquake insurance as part of or in connection with its property insurance required under paragraph (e) below and requests in writing that Landlord include the earthquake insurance required under the final sentence of such paragraph (e) as part of Landlord’s earthquake insurance coverage under this Section 10.1, then Landlord agrees to cooperate reasonably and in good faith with Tenant to endeavor to include such coverage, at Tenant’s expense, on Tenant Improvements constructed by Tenant in an amount sufficient to satisfy Tenant’s obligation described in such final sentence of paragraph (e) below, and if such coverage under Landlord’s policy can be arranged, then Tenant shall be relieved of such obligation under the final sentence of paragraph (e) below and shall pay to Landlord, within twenty (20) days after written demand by Landlord from time to time, the incremental cost to Landlord of providing such coverage under Landlord’s policy, as calculated reasonably and in good faith by Landlord’s insurer or insurance broker (which calculations or other comparable supporting evidence shall be provided by Landlord to Tenant in writing along with Landlord’s written payment demand as provided above).

(e) Tenant shall procure and maintain in full force and effect at all times during the term of this Lease, from and after the Early Access Date, at Tenant’s cost and expense, policies of property insurance providing protection against “all risk of direct physical loss” (as defined by and detailed in the Insurance Service Office’s Commercial Property Program “Cause of Loss-Special Form [CP1030]” or its equivalent) for Tenant’s movable personal property, office furniture, movable equipment and trade fixtures, for the Tenant Improvements constructed by Tenant pursuant to the Workletter, and for all other alterations, additions and improvements placed or installed by Tenant from time to time in or about the Premises (collectively, “Tenant’s Property,” which term is not intended to imply any conclusion regarding ultimate ownership of alterations, additions and improvements that are otherwise covered by Article 7 above, but is used solely as a defined term for purposes of the specific contexts in which it is used as such in this Lease), on a full replacement cost basis (with no co-insurance or, if coverage without co-insurance is not reasonably available, then on an “agreed amount” basis or with a commercially reasonable margin clause). Such insurance may have such commercially reasonable deductibles and other terms as Tenant in its discretion determines to be appropriate, and shall name both Tenant and Landlord as insureds as their interests may appear. Without limiting the generality of the foregoing provisions, except as otherwise expressly provided in paragraph (d) above, Tenant’s property insurance on Tenant’s Property shall in all events include earthquake insurance in an amount at least equal to the amount of the Tenant Improvement Allowance paid by Landlord pursuant to this Lease in connection with the construction of the Tenant Improvements.

(f) During the construction of the Tenant Improvements, Tenant shall also procure and maintain in full force and effect, at its sole cost and expense, a policy of builder’s risk insurance on the Tenant Improvements, in such amounts and with such commercially reasonable deductibles as Landlord and Tenant may mutually and reasonably determine to be appropriate with respect to such insurance. Without limiting the generality of the foregoing provisions, Tenant’s builder’s risk insurance with respect to the Tenant Improvements shall in all events include earthquake insurance in an amount at least equal to the cumulative amount of the Tenant Improvement Allowance paid by Landlord from time to time in connection with the construction of such Tenant Improvements.

10.2 Quality of Policies and Certificates. All policies of insurance required hereunder shall be issued by responsible insurers and, in the case of policies carried or required to be carried by Tenant, shall be written as primary policies not contributing with and not in excess of any coverage that Landlord may carry. Tenant shall deliver to Landlord copies of policies or certificates of insurance showing that said policies are in effect. The coverage provided by such policies shall include the clause or endorsement referred to in Section 10.4. If Tenant fails to acquire, maintain or renew any insurance required to be maintained by it under this Article 10 or to pay the premium therefor, then Landlord, at its option and in addition to its other remedies, but without obligation so to do, may procure such insurance, and any sums expended by it to procure any such insurance on behalf of or in place of Tenant shall be repaid upon demand, with interest as provided in Section 3.2 hereof. Tenant shall give Landlord at least thirty (30) days prior written notice of any cancellation or nonrenewal of insurance required to be maintained under this Article 10, and shall obtain written undertakings from each insurer under policies required to be maintained by it to endeavor to notify all insureds thereunder at least thirty (30) days prior to cancellation of coverage.

10.3 Workers’ Compensation; Employees. Tenant shall maintain in full force and effect during the term of this Lease workers’ compensation insurance in at least the minimum amounts required by law, covering all of Tenant’s employees working at or about the Premises. In addition, Tenant shall maintain in full force and effect during the term of this Lease employer’s liability coverage with limits of liability of not less than One Hundred Thousand Dollars ($100,000) per accident, One Hundred Thousand Dollars ($100,000) per employee for disease, and Five Hundred Thousand Dollars ($500,000) policy limit for disease.

10.4 Waiver of Subrogation. Notwithstanding anything to the contrary contained in this Lease, to the extent permitted by law and without affecting the coverage provided by insurance required to be maintained hereunder, Landlord and Tenant each waive any right to recover against the other with respect to (i) damage to property, (ii) damage to the Center or any part thereof, or (iii) claims arising by reason of any of the foregoing, but only to the extent that any of the foregoing damages and claims under clauses (i)-(iii) hereof are covered, and only to the extent of such coverage, by property insurance actually carried or required to be carried hereunder by either Landlord or Tenant. This provision is intended to waive fully, and for the benefit of each party, any rights and claims which might give rise to a right of subrogation in any insurance carrier. Each party shall procure a clause or endorsement on any property insurance policy denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to the occurrence of injury or loss. Coverage provided by insurance maintained by Landlord or Tenant shall not be limited, reduced or diminished by virtue of the subrogation waiver herein contained.

10.5 Increase in Premiums. Tenant shall do all acts and pay all expenses necessary to ensure that the Premises are not used for purposes prohibited by any applicable fire insurance, and that Tenant’s use of the Premises, Building and Center complies with all requirements necessary to obtain any such insurance. If Tenant uses or permits the Premises, Building or Center to be used in a manner which increases the existing rate of any insurance carried by Landlord on the Center and such use continues for longer than a reasonable period specified in any written notice from Landlord to Tenant identifying the rate increase and the factors causing the same, then Tenant shall pay the amount of the increase in premium caused thereby, and Landlord’s costs of obtaining other replacement insurance policies, including any increase in premium, within ten (10) days after demand therefor by Landlord, which demand shall be accompanied by written evidence reasonably evidencing Tenant’s responsibility for such increase.

10.6	Indemnification.

(a) Except as otherwise expressly provided for in this Lease, Tenant shall indemnify, defend and hold Landlord and its members, partners, shareholders, officers, directors, agents, employees and contractors harmless from any and all liability for injury to or death of any person, or loss of or damage to the property of any person, and all actions, claims, demands, costs (including, without limitation, reasonable attorneys’ fees), damages or expenses of any kind arising therefrom which may be brought or made against Landlord or which Landlord may pay or incur by reason of the use, occupancy and enjoyment of the Center by Tenant or any invitees, sublessees, licensees, assignees, employees, agents or contractors of Tenant or holding under Tenant (including, but not limited to, any such matters arising out of or in connection with any early entry upon the Center by Tenant pursuant to Section 2.2 hereof) from any cause whatsoever other than (i) negligence or willful misconduct or omission by Landlord or its agents, employees or contractors or (ii) Landlord’s material breach of its obligations under this Lease. Except as otherwise expressly provided for in this Lease, Landlord and its members, partners, shareholders, officers, directors, agents, employees and contractors shall not be liable for, and Tenant hereby waives all claims against such persons for, damages to goods, wares and merchandise in or upon the Center, or for injuries to Tenant, its agents or third persons in or upon the Center, from any cause whatsoever other than (x) negligence or willful misconduct or omission by Landlord or its agents, employees or contractors or (y) Landlord’s material breach of its obligations under this Lease. Tenant shall give prompt notice to Landlord of any casualty or accident in, on or about the Center.

(b) Except as otherwise expressly provided for in this Lease, Landlord shall indemnify, defend and hold Tenant and its partners, shareholders, officers, directors, agents, employees and contractors harmless from any and all liability for injury to or death of any person, or loss of or damage to the property of any person, and all actions, claims, demands, costs (including, without limitation, reasonable attorneys’ fees), damages or expenses of any kind arising therefrom which may be brought or made against Tenant or which Tenant may pay or incur, to the extent such liabilities or other matters arise in, on or about the Center by reason of any negligence or willful misconduct or omission by Landlord or its agents, employees or contractors.

10.7 Blanket Policy. Any policy required to be maintained hereunder may be maintained under a so-called “blanket policy” insuring other parties and other locations so long as the amount of insurance required to be provided hereunder is not thereby diminished. Without limiting the generality of the requirement set forth at the end of the preceding sentence, property insurance provided under a blanket policy shall provide full replacement cost coverage and liability insurance provided under a blanket policy shall include per location aggregate limits meeting or exceeding the limits required under this Article 10.

11. SUBLEASE AND ASSIGNMENT

11.1 Assignment and Sublease of Building. Except in the case of a Permitted Transfer, Tenant shall not have the right or power to assign its interest in this Lease, or make any sublease of the Premises or any portion thereof, nor shall any interest of Tenant under this Lease be assignable involuntarily or by operation of law, without on each occasion obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Any purported sublease or assignment of Tenant’s interest in this Lease requiring but not having received Landlord’s consent thereto (to the extent such consent is required hereunder) shall be void. Without limiting the generality of the foregoing provisions, Landlord may withhold consent to any proposed subletting or assignment solely on the ground, if applicable, that the use by the proposed subtenant or assignee is reasonably likely to be incompatible with Landlord’s use of the balance of the Center. Except in the case of a Permitted Transfer, any dissolution, consolidation, merger or other reorganization of Tenant, or any sale or transfer of substantially all of the stock or assets of Tenant in a single transaction or series of related transactions, shall be deemed to be an assignment hereunder and shall be void without the prior written consent of Landlord as required above. Notwithstanding the foregoing, (i) neither an initial public offering of the common stock of Tenant nor any other sale of Tenant’s capital stock through any public securities exchange or market nor any other issuance of Tenant’s capital stock for bona fide financing purposes, nor any consolidation, merger or reorganization in which Tenant is the surviving entity, shall be deemed to be an assignment, subletting or transfer hereunder; and (ii) Tenant shall have the right to assign this Lease or sublet the Premises, or any portion thereof, without Landlord’s consent (but with prior or concurrent written notice by Tenant to Landlord), to any Affiliate of Tenant, or to any entity which results from a merger or consolidation involving Tenant, or to any entity which acquires substantially all of the stock or assets of Tenant as a going concern (each, a “Permitted Transfer”). For purposes of the preceding sentence, an “Affiliate” of Tenant shall mean any entity in which Tenant owns at least a fifty percent (50%) equity interest, any entity which owns at least a fifty percent (50%) equity interest in Tenant, and/or any entity which is related to Tenant by a chain of ownership interests involving at least a fifty percent (50%) equity interest at each level in the chain. Landlord shall have no right to terminate this Lease in connection with, and shall have no right to any sums or other economic consideration resulting from, any Permitted Transfer. Except as expressly set forth in this Section 11.1, however, the provisions of Section 11.2 shall remain applicable to any Permitted Transfer and the transferee under such Permitted Transfer shall be and remain subject to all of the terms and provisions of this Lease.

11.2	Rights of Landlord.

(a) Consent by Landlord to one or more assignments of this Lease, or to one or more sublettings of the Premises or any portion thereof, or collection of rent by Landlord from any assignee or sublessee, shall not operate to exhaust Landlord’s rights under this Article 11, nor constitute consent to any subsequent assignment or subletting. No assignment of Tenant’s interest in this Lease and no sublease shall relieve Tenant of its obligations hereunder, notwithstanding any waiver or extension of time granted by Landlord to any assignee or sublessee, or the failure of Landlord to assert its rights against any assignee or sublessee, and regardless of whether Landlord’s consent thereto is given or required to be given hereunder. In the event of a default by any assignee, sublessee or other successor of Tenant in the performance of any of the terms or obligations of Tenant under this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against any such assignee, sublessee or other successor. In addition, Tenant immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any subletting of all or a part of the Premises as permitted under this Lease, and Landlord, as Tenant’s assignee and as attorney-in-fact for Tenant, or any receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence (and then only during the continuance) of an event of default by Tenant, Tenant shall have the right to collect such rent and to retain all sublease profits (subject to the provisions of Section 11.2(c), below).

(b) Upon any assignment of Tenant’s interest in this Lease for which Landlord’s consent is required under Section 11.1 hereof, Tenant shall pay to Landlord, within ten (10) days after receipt thereof by Tenant from time to time, one-half (1/2) of all cash sums and other economic considerations received by Tenant in connection with or as a result of such assignment, after first deducting therefrom (i) any costs incurred by Tenant for leasehold improvements (including, but not limited to, third-party architectural and space planning costs) in the Premises in connection with such assignment, amortized over the remaining term of this Lease, and (ii) any reasonable real estate commissions and/or reasonable attorneys’ fees actually incurred by Tenant in connection with such assignment.

(c) Upon any sublease of all or any portion of the Premises for which Landlord’s consent is required under Section 11.1 hereof, Tenant shall pay to Landlord, within ten (10) days after receipt thereof by Tenant from time to time, one-half (1/2) of all cash sums and other economic considerations received by Tenant in connection with or as a result of such sublease, after first deducting therefrom (i) the minimum rental and Operating Expenses due hereunder for the corresponding period, prorated (on the basis of the average per-square-foot cost paid by Tenant for the Premises for the applicable period under this Lease) to reflect the size of the subleased portion of the Premises, (ii) any costs incurred by Tenant for leasehold improvements in the subleased portion of the Premises (including, but not limited to, third-party architectural and space planning costs) for the specific benefit of the sublessee in connection with such sublease, amortized over the remaining term of this Lease, and (iii) any reasonable real estate commissions and/or reasonable attorneys’ fees actually incurred by Tenant in connection with such sublease, amortized over the term of such sublease.

12. RIGHT OF ENTRY AND QUIET ENJOYMENT

12.1 Right of Entry. Landlord and its authorized representatives shall have the right, subject to Tenant’s reasonable operating and security procedures, to enter the Premises at any time during the term of this Lease during normal business hours and upon not less than twenty-four (24) hours prior notice, except in the case of emergency (in which event no notice shall be required and entry may be made at any time), for the purpose of inspecting and determining the condition of the Premises and Building or for any other proper purpose including, without limitation, to make repairs, replacements or improvements which Landlord may deem necessary, to show the Premises and Building to prospective purchasers, to show the Premises and Building to prospective tenants (but only during the final year of the term of this Lease), and to post notices of nonresponsibility. Landlord shall not be liable for inconvenience, annoyance, disturbance, loss of business, quiet enjoyment or other damage or loss to Tenant by reason of making any repairs or performing any work upon the Building or the Center or by reason of erecting or maintaining any protective barricades in connection with any such work, and the obligations of Tenant under this Lease shall not thereby be affected in any manner whatsoever, provided, however, Landlord shall use reasonable efforts to minimize the inconvenience to Tenant’s normal business operations caused thereby.

12.2 Quiet Enjoyment. Landlord covenants that, so long as Tenant is not in default under this Lease beyond all applicable notice and cure periods, Tenant shall peacefully and quietly have, hold and enjoy the Premises and the Center throughout the term of this Lease, or until this Lease is terminated as provided by this Lease.

13. CASUALTY AND TAKING

13.1	Damage or Destruction.

(a) If the Premises or any portion of the Building or Common Areas of the Center reasonably necessary for Tenant’s access to or use and occupancy of the Premises is damaged or destroyed in whole or in any substantial part during the term of this Lease, Landlord shall obtain from Landlord’s architect, as soon as practicable (and in all events within forty-five (45) days) following the damage or destruction, (i) the architect’s reasonable, good faith estimate of the time within which repair and restoration of the Premises, Building and Common Areas (if applicable) can reasonably be expected to be completed to the extent necessary to enable Tenant to resume its full business operations in the Premises without material impairment and (ii) the architect’s reasonable, good faith opinion as to whether repair and restoration to that extent will be permitted under applicable governmental laws, regulations and building codes then in effect (collectively, the “Architect’s Estimate”). If the damage or destruction materially impairs Tenant’s ability to conduct its business operations in the Premises, and if either (A) the estimated repair time specified in the Architect’s Estimate exceeds six (6) months (or, in the case of an occurrence during the final year of the term of this Lease, sixty (60) days) or (B) the Architect’s Estimate states that repair and restoration of the affected areas to the extent necessary to enable Tenant to resume its full business operations in the Premises without material impairment will not be permitted under applicable governmental laws, regulations and building codes then in effect, then in either such event either Landlord or Tenant may terminate this Lease as of the date of the occurrence by giving written notice to the other party within thirty (30) days after the date of the occurrence or fifteen (15) days after delivery of the Architect’s Estimate, whichever is later. In addition, Landlord shall have a similar termination right if the damage or destruction arises from a risk that is not required to be insured against (and is not actually insured against) by Landlord under this Lease and if Landlord’s architect reasonably estimates that the uninsured cost to restore the portions of the Premises and Building for which Landlord is responsible to the condition required above would exceed five percent (5%) of the then applicable replacement cost of the entire Premises. If the circumstances creating a termination right under the preceding two sentences do not exist, or if such circumstances exist but neither party timely exercises any applicable termination right, then this Lease shall remain in full force and effect and (x) Landlord, as to the Common Areas of the Center and as to the shell of the Building and the alterations, additions and improvements that Landlord is required to insure under Section 10.1(d) above, and (y) Tenant, as to the alterations, additions and improvements that Tenant is required to insure under Section 10.1(e) above, shall respectively commence and complete, with all due diligence and as promptly as is reasonably practicable under the conditions then existing, the repair and restoration of such respective portions of the Property and Premises to a condition substantially comparable to that which existed immediately prior to the damage or destruction; provided, however, that Tenant in its discretion may elect not to repair, rebuild or replace any or all of the items which would otherwise be Tenant’s responsibility under clause (y) of this sentence to the extent such items were constructed or installed at Tenant’s sole expense and without any use of funds from the Tenant Improvement Allowance. Notwithstanding anything to the contrary contained in the foregoing provisions of this paragraph, if Landlord is required to repair and restore any part of the Premises, Building and/or Common Areas pursuant to this paragraph (a) and such repair and restoration has not been substantially completed (i.e., completed to the extent necessary to enable Tenant to resume its full business operations in the Premises without material impairment) within one (1) year after the date of the casualty or other event requiring such repair or restoration, then Tenant in its discretion may terminate this Lease by giving written notice of such termination to Landlord at any time after expiration of such one-year period and prior to Landlord’s substantial completion of the required repair or restoration; provided, however, that such termination shall not be effective if Landlord thereafter substantially completes such repair and restoration within thirty (30) days after receipt of Tenant’s notice of termination.

(b) If this Lease is terminated pursuant to the foregoing provisions of this Section 13.1 following an occurrence which is a peril actually insured or required to be insured against pursuant to Section 10.1(c), (d) and/or (e), Landlord and Tenant agree (and any Lender shall be asked to agree) that such insurance proceeds shall be allocated between Landlord and Tenant in a manner which fairly and reasonably reflects their respective ownership rights under this Lease, as of the termination or expiration of the term of this Lease, with respect to the improvements, fixtures, equipment and other items to which such insurance proceeds are attributable.

(c) From and after the date of an occurrence resulting in damage to or destruction of the Premises or of Common Areas necessary for Tenant’s use and occupancy of the Premises, and continuing until repair and restoration thereof are completed to the extent necessary to enable Tenant to resume operation of its business in the Premises without material impairment, there shall be an equitable abatement of minimum rental and of Tenant’s Operating Cost Share of Operating Expenses based upon the degree to which Tenant’s ability to conduct its business in the Premises is impaired.

(d) Each party expressly waives the provisions of California Civil Code Sections 1932(2), 1933(4) and any other applicable existing or future law permitting the termination of a lease agreement in the event of damage to or destruction of the leased property, it being the intention of the parties that their respective rights in such circumstances shall be governed solely by the provisions of this Article 13.

13.2	Condemnation.

(a) If during the term of this Lease the Premises or any Common Areas of the Center that are necessary for Tenant’s access to or use and occupancy of the Premises, or any substantial part of either of them, is taken by eminent domain or by reason of any public improvement or condemnation proceeding, or in any manner by exercise of the right of eminent domain (including any transfer in lieu of or in avoidance of an exercise of the power of eminent domain), or receives irreparable damage by reason of anything lawfully done by or under color of any public authority, then (i) this Lease shall terminate as to the entire Premises at Landlord’s election by written notice given to Tenant within thirty (30) days after the taking has occurred, and (ii) this Lease shall terminate as to the entire Premises at Tenant’s election, by written notice given to Landlord within thirty (30) days after the nature and extent of the taking have been finally determined, if the portion of the Building or Center taken is of such extent and nature as substantially to handicap, impede or permanently impair Tenant’s access to or use or occupancy of the Premises. If Tenant elects to terminate this Lease, Tenant shall also notify Landlord of the date of termination, which date shall not be earlier than thirty (30) days nor later than ninety (90) days after Tenant has notified Landlord of Tenant’s election to terminate, except that this Lease shall terminate on the date of taking if such date falls on any date before the date of termination designated by Tenant. If neither party elects to terminate this Lease as hereinabove provided, this Lease shall continue in full force and effect (except that there shall be an equitable abatement of minimum rental and of Tenant’s Operating Cost Share of Operating Expenses based upon the degree to which Tenant’s ability to conduct its business in the Premises is impaired), Landlord shall restore the improvements for which Landlord is responsible under clause (x) of Section 13.1(a) above to a complete architectural whole and a functional condition and as nearly as reasonably possible to the condition existing before the taking, and Tenant shall restore the improvements for which Tenant is responsible under clause (y) of Section 13.1(a) above to a complete architectural whole and a functional condition and as nearly as reasonably possible to the condition existing before the taking; provided, however, that Tenant in its discretion may elect not to repair, restore or replace any or all of the items which would otherwise be Tenant’s responsibility to the extent such items were constructed or installed at Tenant’s sole expense and without any use of funds from the Tenant Improvement Allowance. In connection with any such restoration, each party shall use reasonable efforts (including, without limitation, any necessary negotiation or intercession with its respective lender, if any) to ensure that any severance damages or other condemnation awards intended to provide compensation for rebuilding or restoration costs are promptly collected and made available to Landlord and Tenant in portions reasonably corresponding to the cost and scope of their respective restoration obligations, subject only to such payment controls as either party or its lender may reasonably require in order to ensure the proper application of such proceeds toward the restoration of the Building and the Center. Each party expressly waives the provisions of California Code of Civil Procedure Section 1265.130 and of any other existing or future law allowing either party to terminate (or to petition the Superior Court to terminate) a lease in the event of a partial condemnation or taking of the leased property, it being the intention of the parties that their respective rights in such circumstances shall be governed solely by the provisions of this Article 13.

(b) If this Lease is terminated pursuant to the foregoing provisions of this Section 13.2, or if this Lease remains in effect but any condemnation awards or other proceeds become available as compensation for the loss or destruction of the Building and/or the Center, then Landlord and Tenant agree (and any Lender shall be asked to agree) that such proceeds shall be allocated between Landlord and Tenant, respectively, in the respective proportions in which Landlord and Tenant would have shared, under Section 13.1(b), the proceeds of any applicable insurance following damage to or destruction of the applicable improvements due to an insured casualty.

13.3 Reservation of Compensation. Landlord reserves, and Tenant waives and assigns to Landlord, all rights to any award or compensation for damage to the Center, the improvements located therein and the leasehold estate created hereby, accruing by reason of any taking in any public improvement, condemnation or eminent domain proceeding or in any other manner by exercise of the right of eminent domain or of anything lawfully done by public authority, except that (a) Tenant shall be entitled to pursue recovery from the applicable public authority for Tenant’s moving expenses, trade fixtures and equipment and any leasehold improvements installed by Tenant in the Premises or Building at its own sole expense, but only to the extent Tenant would have been entitled to remove such items at the expiration of the term of this Lease and then only to the extent of the then remaining unamortized value of such improvements computed on a straight-line basis over the term of this Lease, and (b) any condemnation awards or proceeds described in Section 13.2(b) shall be allocated and disbursed in accordance with the provisions of Section 13.2(b), notwithstanding any contrary provisions of this Section 13.3.

13.4 Restoration of Improvements. In connection with any repair or restoration of improvements by either party following a casualty or taking as hereinabove set forth, the party responsible for such repair or restoration shall, to the extent possible, return such improvements to a condition substantially equal to that which existed immediately prior to the casualty or taking. To the extent such party wishes to make material modifications to such improvements, such modifications shall be subject to the prior written approval of the other party (not to be unreasonably withheld or delayed), except that no such approval shall be required for modifications that are required by applicable governmental authorities as a condition of the repair or restoration, unless such required modifications would impair or impede Tenant’s conduct of its business in the Premises (in which case any such modifications in Landlord’s work shall require Tenant’s consent, not unreasonably withheld or delayed) or would materially and adversely affect the exterior appearance, the structural integrity or the mechanical or other operating systems of the Premises or Building (in which case any such modifications in Tenant’s work shall require Landlord’s consent, not unreasonably withheld or delayed).

14. DEFAULT

14.1 Events of Default. The occurrence of any of the following shall constitute an event of default on the part of Tenant:

(a) Abandonment. Abandonment of the Premises. “Abandonment” is hereby defined to include, but is not limited to, any absence by Tenant from the Premises for fifteen (15) consecutive days or more while Tenant is in default under any other provision of this Lease. Tenant waives any right Tenant may have to notice under Section 1951.3 of the California Civil Code, the terms of this subsection (a) being deemed such notice to Tenant as required by said Section 1951.3;

(b) Nonpayment. Failure to pay, when due, any amount payable to Landlord hereunder, such failure continuing for a period of five (5) business days after written notice of such failure; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 et seq., as amended from time to time;

(c) Other Obligations. Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in subsection (b) hereof (including, but not limited to, any breach by Tenant of the Declaration as defined in Section 15.4 below), such failure continuing for fifteen (15) days after written notice of such failure; provided, however, that if such failure is curable in nature but cannot reasonably be cured within such 15-day period, then Tenant shall not be in default if, and so long as, Tenant promptly (and in all events within such 15-day period) commences such cure and thereafter diligently pursues such cure to completion; and provided further, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 et seq. as amended from time to time;

(d) General Assignment. A general assignment by Tenant for the benefit of creditors;

(e) Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged for a period of thirty (30) days. In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease. Specifically, but without limiting the generality of the foregoing, such adequate assurances must include assurances that the Premises continue to be operated only for the use permitted hereunder. The provisions hereof are to assure that the basic understandings between Landlord and Tenant with respect to Tenant’s use of the Center and the benefits to Landlord therefrom are preserved, consistent with the purpose and intent of applicable bankruptcy laws;

(f) Receivership. The employment of a receiver appointed by court order to take possession of substantially all of Tenant’s assets or the Premises, if such receivership remains undissolved for a period of thirty (30) days;

(g) Attachment. The attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of thirty (30) days after the levy thereof; or

(h) Insolvency . The admission by Tenant in writing of its inability to pay its debts as they become due, the filing by Tenant of a petition seeking any reorganization or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within thirty (30) days after the commencement of any proceeding against Tenant seeking any reorganization or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed.

14.2	Remedies upon Tenant’s Default.

(a) Upon the occurrence of any event of default described in Section 14.1 hereof, Landlord, in addition to and without prejudice to any other rights or remedies it may have, shall have the immediate right (subject to compliance with applicable laws) to re-enter the Premises or any part thereof and repossess the same, expelling and removing therefrom all persons and property (which property may be stored in a public warehouse or elsewhere at the cost and risk of and for the account of Tenant), using such force as may be necessary to do so (as to which Tenant hereby waives any claim for loss or damage that may thereby occur). In addition to such re-entry, and without prejudice to any other rights or remedies it may have, Landlord shall have the right to terminate this Lease and recover from Tenant all damages incurred by Landlord as a result of Tenant’s default, as hereinafter provided. Alternatively, in lieu of such re-entry, and without prejudice to any other rights or remedies it may have, Landlord shall have the right to continue this Lease in effect and recover rent and other charges and amounts as they become due.

(b) Even if Tenant has breached this Lease and abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession under subsection (a) hereof and Landlord may enforce all of its rights and remedies under this Lease, including the right to recover rent as it becomes due, and Landlord, without terminating this Lease, may exercise all of the rights and remedies of a lessor under California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations), or any successor Code section. Acts of maintenance, preservation or efforts to relet the Premises or the appointment of a receiver upon application of Landlord to protect Landlord’s interests under this Lease shall not constitute a termination of Tenant’s right to possession.

(c) If Landlord terminates this Lease pursuant to this Section 14.2, Landlord shall have all of the rights and remedies of a landlord provided by Section 1951.2 of the Civil Code of the

State of California, or any successor Code section, which remedies include Landlord’s right to recover from Tenant (i) the worth at the time of award of the unpaid rent and additional rent which had been earned at the time of termination, (ii) the worth at the time of award of the amount by which the unpaid rent and additional rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided, (iii) the worth at the time of award of the amount by which the unpaid rent and additional rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the cost of recovering possession of the Premises, expenses of reletting, including necessary repair, renovation and alteration of the Premises, reasonable attorneys’ fees, and other reasonable costs. The “worth at the time of award” of the amounts referred to in clauses (i) and (ii) above shall be computed by allowing interest at ten percent (10%) per annum from the date such amounts accrued to Landlord. The “worth at the time of award” of the amounts referred to in clause (iii) above shall be computed by discounting such amount at one percentage point above the discount rate of the Federal Reserve Bank of San Francisco at the time of award.

14.3 Remedies Cumulative. All rights, privileges and elections or remedies of Landlord contained in this Article 14 are cumulative and not alternative to the extent permitted by law and except as otherwise provided herein.

15. SUBORDINATION, ATTORNMENT AND SALE

15.1 Subordination to Mortgage. This Lease, and any sublease entered into by Tenant. under the provisions of this Lease, shall be subject and subordinate to any ground lease, mortgage, deed of trust, sale/leaseback transaction or any other hypothecation for security now or hereafter placed upon the Premises, the Building, the Center, or any of them, and the rights of any assignee of Landlord or of any ground lessor, mortgagee, trustee, beneficiary or leaseback lessor under any of the foregoing, and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, that such subordination in the case of any future ground lease, mortgage, deed of trust, sale/leaseback transaction or any other hypothecation for security placed upon the Premises, the Building, the Center, or any of them shall be conditioned on Tenant’s receipt from the ground lessor, mortgagee, trustee, beneficiary or leaseback lessor of a Non-Disturbance Agreement in a form reasonably acceptable to Tenant (i) confirming that so long as Tenant is not in material default hereunder beyond any applicable cure period (for which purpose the occurrence and continuance of any event of default under Section 14.1 hereof shall be deemed to be “material”), Tenant’s rights hereunder shall not be disturbed by such person or entity and (ii) agreeing that the benefit of such Non-Disturbance Agreement shall be transferable to any transferee under a Permitted Transfer and to any other assignee or subtenant that is acceptable to the ground lessor, mortgagee, trustee, beneficiary or leaseback lessor at the time of transfer. If any mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or assignee elects to have this Lease be an encumbrance upon the Center prior to the lien of its mortgage, deed of trust, ground lease or leaseback lease or other security arrangement and gives notice thereof to Tenant, this Lease shall be deemed prior thereto, whether this Lease is dated prior or subsequent to the date thereof or the date of recording thereof. Tenant, and any sublessee, shall execute such documents as may reasonably be requested by any mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or assignee to evidence the subordination herein set forth, subject to the conditions set forth above, or to make this Lease prior to the lien of any mortgage, deed of trust, ground lease, leaseback lease or other security arrangement, as the case may be. Upon any default by Landlord in the performance of its obligations under any mortgage, deed of trust, ground lease, leaseback lease or assignment, Tenant (and any sublessee) shall, notwithstanding any subordination hereunder, attorn to the mortgagee, trustee, beneficiary, ground lessor, leaseback lessor or assignee thereunder upon written demand and become the tenant of the successor in interest to Landlord, at the option of such successor in interest, and shall execute and deliver any instrument or instruments reasonably requested by such successor in interest to confirm the attornment herein provided for. Landlord represents and warrants to Tenant that as of the Lease Commencement Date, neither the Premises nor the Building nor the Center is subject to any existing ground lease, mortgage, deed of trust, sale/leaseback transaction or any other hypothecation for security.

15.2 Sale of Landlord’s Interest. Upon sale, transfer or assignment of Landlord’s entire interest in the Building and the Center, Landlord shall be relieved of its obligations hereunder with respect to liabilities accruing from and after the date of such sale, transfer or assignment.

15.3 Estoppel Certificates. Tenant or Landlord (the “responding party”), as applicable, shall at any time and from time to time, within ten (10) business days after written request by the other party (the “requesting party”), execute, acknowledge and deliver to the requesting party a certificate in writing stating: (i) that this Lease is unmodified and in full force and effect, or if there have been any modifications, that this Lease is in full force and effect as modified and stating the date and the nature of each modification; (ii) the date to which rental and, to the responding party’s actual knowledge, all other sums payable hereunder have been paid; (iii) that to the responding party’s best knowledge, the requesting party is not in default in the performance of any of its obligations under this Lease, that the responding party has given no notice of default to the requesting party and that no event has occurred which, but for the expiration of the applicable time period, would constitute an event of default hereunder, or if the responding party alleges that any such default, notice or event has occurred, specifying the same in reasonable detail; and (iv) such other matters as may reasonably be requested by the requesting party or by any institutional lender, mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or prospective purchaser of the Center, or prospective sublessee or assignee of this Lease. Any such certificate provided under this Section 15.3 may be relied upon by any lender, mortgagee, trustee, beneficiary, assignee or successor in interest to the requesting party, by any prospective purchaser, by any purchaser on foreclosure or sale, by any grantee under a deed in lieu of foreclosure of any mortgage or deed of trust on the Property, by any subtenant or assignee, or by any other third party. Failure to execute and return within the required time any estoppel certificate requested hereunder, if such failure continues for five (5) days after a second written request by the requesting party for such estoppel certificate, shall be deemed to be an admission of the truth of the matters set forth in the form of certificate submitted to the responding party for execution.

15.4 Subordination to CC&R’s. This Lease, and any permitted sublease entered into by Tenant under the provisions of this Lease, and the interests in real property conveyed hereby and thereby shall be subject and subordinate (a) to any declarations of covenants, conditions and restrictions or other recorded restrictions affecting the Center or any portion thereof from time to time and delivered to Tenant in writing, provided that the terms of such declarations or restrictions are reasonable (or, to the extent they are not reasonable, are mandated by applicable law), do not materially impair Tenant’s ability to conduct the uses permitted hereunder on the Premises and in the Center, and do not discriminate against Tenant relative to other similarly situated tenants occupying the portion(s) of the Center covered by such declarations or restrictions, and (b) to the Declaration of Covenants, Conditions and Restrictions of Shoreline Technology Park, Mountain View, California, dated October 24, 1986 and recorded on October 24, 1986 as Instrument No. 8997310, Book J895, Page 456, Official Records of Santa Clara County, as the same may be amended from time to time (the “Declaration”), the provisions of which Declaration are an integral part of this Lease. Tenant agrees to execute, upon request by Landlord, any documents reasonably required from time to time to evidence the foregoing subordination.

15.5 Mortgagee Protection. If, following a default by Landlord under any mortgage, deed of trust, ground lease, leaseback lease or other security arrangement covering the Building, the Center, or any portion of them, the Building and/or the Center, as applicable, is acquired by the mortgagee, beneficiary, master lessor or other secured party, or by any other successor owner, pursuant to a foreclosure, trustee’s sale, sheriff’s sale, lease termination or other similar procedure (or deed in lieu thereof), then any such person or entity so acquiring the Building and/or the Center shall not be:

(a) liable for any act or omission of a prior landlord or owner of the Center (including, but not limited to, Landlord);

(b) subject to any offsets or defenses that Tenant may have against any prior landlord or owner of the Center (including, but not limited to, Landlord);

(c) bound by any rent or additional rent that Tenant may have paid in advance to any prior landlord or owner of the Center (including, but not limited to, Landlord) for a period in excess of one month, or by any security deposit, cleaning deposit or other prepaid charge that Tenant may have paid in advance to any prior landlord or owner (including, but not limited to, Landlord), except to the extent such deposit or prepaid amount has been expressly turned over to or credited to the successor owner thus acquiring the Center;

(d) liable for any warranties or representations of any nature whatsoever, whether pursuant to this Lease or otherwise, by any prior landlord or owner of the Center (including, but not limited to, Landlord) with respect to the use, construction, zoning, compliance with laws, title, habitability, fitness for purpose or possession, or physical condition (including, without limitation, environmental matters) of the Building or the Center; or

(e) liable to Tenant in any amount beyond the interest of such mortgagee, beneficiary, master lessor or other secured party or successor owner in the Center as it exists from time to time, it being the intent of this provision that Tenant shall look solely to the interest of any such mortgagee, beneficiary, master lessor or other secured party or successor owner in the Center for the payment and discharge of the landlord’s obligations under this Lease and that such mortgagee, beneficiary, master lessor or other secured party or successor owner shall have no separate personal liability for any such obligations.

16. SECURITY

16.1	Deposit.

(a) Cash Security Deposit. Within ten (10) days after the Lease Commencement Date, Tenant shall deposit with Landlord the sum of One Hundred Eighty-Nine Thousand Four Hundred Fifty and No/100 Dollars ($189,450.00), which sum (the “Security Deposit”) shall be held by Landlord as security for the faithful performance of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the term hereof. If Tenant defaults (beyond any applicable cure period) with respect to any provision of this Lease, including, without limitation, the provisions relating to the payment of rental and other sums due hereunder, Landlord shall have the right, but shall not be required, to use, apply or retain all or any part of the Security Deposit for the payment of rental or any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount and Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep any deposit under this Section separate from Landlord’s general funds, and Tenant shall not be entitled to interest thereon. Provided that no uncured event of default by Tenant then exists under this Lease, the Security Deposit and the Letter of Credit as defined below (if applicable), or any balance thereof, shall be returned to Tenant or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder (unless alternative instructions have been presented to Landlord in a writing signed by both Tenant and such assignee), in no event more than thirty (30) days after (i) the term of this Lease has expired, (ii) Tenant has vacated the Property and surrendered possession of the Premises to Landlord, and (iii) Tenant has obtained any signoffs, releases or other required actions or documents from any applicable governmental authorities and has completed any other applicable decommissioning, site closure or other procedures required by any applicable governmental authorities as a result of or in connection with Tenant’s use and occupancy of the Premises and has delivered written evidence of such compliance to Landlord. In the event of termination of Landlord’s interest in this Lease, Landlord shall transfer all deposits then held by Landlord under this Section to Landlord’s successor in interest, whereupon Tenant agrees to release Landlord from all liability for the return of such deposit or the accounting thereof.

(b) Letter of Credit. As an alternative to the cash Security Deposit described in Section 16.1(a), Tenant may instead deliver to Landlord, within ten (10) days after the Lease Commencement Date, an irrevocable standby letter of credit (the “Letter of Credit”) issued in favor of Landlord by a federally insured commercial bank or trust company approved in writing by Landlord (which approval shall not be unreasonably withheld), in form and substance reasonably satisfactory to Landlord, to be held by Landlord as security for the faithful performance of all the obligations of Tenant under this Lease, subject to the following terms and conditions:

(i) The amount of the Letter of Credit shall be at least One Hundred Eighty-Nine Thousand Four Hundred Fifty and No/100 Dollars ($189,450.00) (the “Required Amount”), and Tenant shall maintain the Letter of Credit in the Required Amount in full force and effect throughout the term of this Lease (including any extensions thereof) and until thirty (30) days after the expiration of the term of this Lease, unless Tenant elects at any time to replace the Letter of Credit with a full cash Security Deposit in compliance with Section 16.1(a). The Letter of Credit may be for an initial one-year term, with automatic renewal provisions, provided that Landlord shall be given at least thirty (30) days prior written notice if the Letter of Credit will not be renewed as of any otherwise applicable renewal date and shall be entitled to draw against the expiring Letter of Credit if a replacement Letter of Credit is not furnished to Landlord at least twenty (20) days prior to the scheduled expiration date, as provided in Section 16.1(b)(iii)(A) below. The Letter of Credit must provide that it is transferable to any successor in interest to Landlord under this Lease, and any transfer fees and other related costs and expenses payable in connection with any such transfer shall be borne (x) solely by Tenant as to the first two (2) such transfers during the term of this Lease (including any extensions) and (y) solely by Landlord as to any transfers in excess of two (2) during the term of this Lease (including any extensions).

(ii) Landlord shall be entitled (but shall not be required) to draw against the Letter of Credit and receive and retain the proceeds thereof upon any default (beyond any applicable cure period) by Tenant in the payment of any rent or other amounts required to be paid by Tenant under this Lease, or upon the occurrence of any other event of default (beyond any applicable cure period) under this Lease, by presenting to the issuer a written statement by Landlord that Landlord is entitled to draw the requested amount under the Letter of Credit pursuant to the terms of this Lease. The amount of the draw shall not exceed the amount of the payments (if any) as to which Tenant is then in default and/or the amount reasonably necessary to cure any non-monetary events of default by Tenant, and shall be applied by Landlord to the cure of the applicable default(s). Following any partial draw under this paragraph (ii), if Tenant fully cures all outstanding defaults and provides Landlord with a new Letter of Credit in the full Required Amount under this Section 16.1, Landlord shall surrender and return to Tenant, within ten (10) days after Tenant’s satisfaction of the foregoing conditions, the Letter of Credit under which the partial draw was made.

(iii) Landlord shall also be entitled (but shall not be required) to draw against the Letter of Credit in full and to receive the entire proceeds thereof under either of the following circumstances:

(A) If the Letter of Credit will expire as of a date prior to the date thirty (30) days after the expiration of the term of this Lease and Tenant fails to provide to Landlord an extension or replacement of such Letter of Credit, in at least the minimum Required Amount, at least twenty (20) days prior to the scheduled expiration date of the Letter of Credit; or

(B) If, as a result of a draw against the Letter of Credit by Landlord or for any other reason, the amount of the Letter of Credit falls below the minimum Required Amount and Tenant has failed to cause the Letter of Credit to be restored to at least the minimum Required Amount within ten (10) days after written demand by Landlord or, in lieu thereof, has failed to put up cash in an amount equal to the amount required to be restored (which cash, if put up by Tenant, shall be retained by Landlord as a cash security deposit in accordance with Section 16.1(a) hereof).

(iv) If Landlord draws against the Letter of Credit in any of the circumstances described in subparagraph (iii) above, Landlord may use, apply and/or retain the amount drawn for the cure of any then existing defaults under this Lease. Any amount drawn that is not immediately so used or applied by Landlord shall be retained by Landlord as a cash Security Deposit, subject to and in accordance with the provisions of Section 16.1(a).

(v) Any actual or purported withdrawal, rescission, termination or revocation of the Letter of Credit by the issuer thereof prior to the expiration of the term of this Lease (except when replaced prior to the effectiveness of such withdrawal, rescission, termination or revocation by a replacement Letter of Credit as contemplated in Section 16.1(b)(iii)(A) hereof or by a cash Security Deposit in the Required Amount) shall be a material breach of this Lease.

(vi) The Letter of Credit shall provide that it is governed by the International Standby Practices (ISP98), ICC Publication No. 590.

(c) Substitution of Security. Tenant may elect, at any time and from time to time, to replace a cash Security Deposit under Section 16.1(a) with a Letter of Credit in the Required Amount under Section 16.1(b), or vice versa, upon at least fifteen (15) days prior written notice to Landlord. If Tenant has deposited a cash Security Deposit with Landlord and elects to replace such cash Security Deposit with a Letter of Credit in the Required Amount, Landlord shall promptly release the cash Security Deposit to Tenant upon receipt of the Letter of Credit in the Required Amount. If Tenant has deposited a Letter of Credit with Landlord and elects to replace such Letter of Credit with a cash Security Deposit, Landlord shall promptly release the Letter of Credit to Tenant upon receipt of the cash Security Deposit. In no instance shall Landlord have the benefit of both a Letter of Credit and a cash Security Deposit during any overlap period when Landlord is holding both such forms of security. The provisions of Section 17.12 below shall apply to any such substitutions of security by Tenant.

17. MISCELLANEOUS

17.1 Notices. All notices, consents, waivers and other communications which this Lease requires or permits either party to give to the other shall be in writing and shall be deemed given when delivered personally (including delivery by private same-day or overnight courier or express delivery service) or by telecopier with mechanical confirmation of transmission (and, in the case of such telecopier transmission, with substantially concurrent transmission of an email to the party receiving notice, indicating that a notice by telecopier has been sent and enclosing a copy of that notice), effective upon personal delivery to or refusal of delivery by the recipient (in the case of personal delivery by any of the means described above) or upon telecopier transmission during normal business hours at the recipient’s office (in the case of telecopier transmission, with any transmission outside of normal business hours being effective as of the beginning of the first business day commencing after the time of actual transmission) to the parties at their respective addresses as follows:

To Tenant:	(until the Rent Commencement Date) Linkedln Corporation 1804 Embarcadero Road
Palo Alto, CA 94303 Attn: Sarah Imbach Telecopier: (650) 687-0507
Email: simbach@linkedin.com

(after the Rent Commencement Date)
Linkedln Corporation 2029 Stierlin Court, Suite 200 Mountain View, CA 94043
Attn: Sarah Imbach Telecopier: (408) [to be determined] Email: simbach@linkedin.com

With a copy to:	Jones Day — Chicago 77 West Wacker Chicago, IL 60601
Attn: James Francque Telecopier: (312) 782-8585 Email: jafrancque@jonesday.com

To Landloard:	Britannia Hacienda VIII LLC
c/o Slough Estates USA Inc.
444 North Michigan Avenue, Suite 3230 Chicago, IL 60611 Attn: Randy Rohner
Telecopier: (312) 755-0717
Email: randy@sloughusa.com

with a copy to:	Britannia Management Services, Inc. 555 Twelfth Street, Suite 1650 Oakland, CA 94607
Attn: Magdalena Shushan Acosta Telecopier: (510) 763-6262 Email: bdsi@att.net and anelson@britanniagrp.com

and a copy to:	Folger Levin & Kahn LLP
Embarcadero Center West
275 Battery Street, 23rd Floor
San Francisco, CA 94111
Attn: Donald E. Kelley, Jr.
Telecopier: (415) 986-2827
Email: dkelley@flk.com

or to such other address(es) as may be contained in a notice of address change given by either party to the other pursuant to this Section, effective no earlier than fifteen (15) days after delivery of such notice to the receiving party. Rental payments and other sums required by this Lease to be paid by Tenant shall be delivered to Landlord in care of Britannia Management Services, Inc., 555 Twelfth Street, Suite 1650, Oakland, CA 94607, or at such other address as Landlord may from time to time specify in writing to Tenant, and shall be deemed to be paid only upon actual receipt.

17.2 Successors and Assigns. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the original Landlord named herein and each successive Landlord under this Lease shall be liable only for obligations accruing during the period of its ownership of the Center, and any liability for obligations accruing after termination of such ownership shall terminate as of the date of such termination of ownership and shall pass to the successor lessor.

17.3 No Waiver. The failure of either party to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease shall not be deemed a waiver of such violation, or prevent a subsequent act which would originally have constituted a violation from having all the force and effect of an original violation.

17.4 Severability. If any provision of this Lease or the application thereof is held to be invalid or unenforceable, the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each of the provisions of this Lease shall be valid and enforceable, unless enforcement of this Lease as so invalidated would be unreasonable or grossly inequitable under all the circumstances or would materially frustrate the purposes of this Lease.

17.5 Litigation Between Parties. In the event of any litigation or other dispute resolution proceedings between the parties hereto arising out of or in connection with this Lease, the prevailing party shall be reimbursed for all reasonable costs, including, but not limited to, reasonable accountants’ fees and attorneys’ fees, incurred in connection with such proceedings (including, but not limited to, any appellate proceedings relating thereto) or in connection with the enforcement of any judgment or award rendered in such proceedings. “Prevailing party” within the meaning of this Section shall include, without limitation, a party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.

17.6 Surrender. A voluntary or other surrender of this Lease by Tenant, or a mutual termination thereof between Landlord and Tenant, shall not result in a merger but shall, at the option of Landlord, operate either as an assignment to Landlord of any and all existing subleases and subtenancies, or a termination of all or any existing subleases and subtenancies. This provision shall be contained in any and all assignments or subleases made pursuant to this Lease.

17.7 Interpretation. The provisions of this Lease shall be construed as a whole, according to their common meaning, and not strictly for or against Landlord or Tenant. The captions preceding the text of each Section and subsection hereof are included only for convenience of reference and shall be disregarded in the construction or interpretation of this Lease.

17.8 Entire Agreement. This written Lease, together with the exhibits hereto, contains all the representations and the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Lease and the exhibits hereto. This Lease may be modified only by an agreement in writing signed by each of the parties.

17.9 Governing Law. This Lease and all exhibits hereto shall be construed and interpreted in accordance with and be governed by all the provisions of the laws of the State of California.

17.10 No Partnership. The relationship between Landlord and Tenant is solely that of a lessor and lessee. Nothing contained in this Lease shall be construed as creating any type or manner of partnership, joint venture or joint enterprise with or between Landlord and Tenant.

17.11 Financial Information. From time to time Tenant shall promptly provide directly to prospective lenders and purchasers of the Center designated by Landlord such financial information pertaining to the financial status of Tenant as Landlord may reasonably request; provided, Tenant shall be permitted to provide such financial information in a manner which Tenant deems reasonably necessary to protect the confidentiality of such information. In addition, from time to time, Tenant shall provide Landlord with such financial information pertaining to the financial status of Tenant as Landlord may reasonably request. Notwithstanding any other provisions of this Section 17.11, in no event shall Tenant be required to provide financial information hereunder (a) more often than twice in any 12-month period, or (b) during any “quiet period” in which applicable requirements of the Securities and Exchange Commission or of any other federal or state securities regulatory body would prohibit the disclosure of such information by Tenant to Landlord. Landlord agrees that all financial information supplied to Landlord by Tenant shall be treated as confidential material, and shall not be disseminated to any party or entity (including any entity affiliated with Landlord) without Tenant’s prior written consent, except that Landlord shall be entitled to provide such information, subject to reasonable precautions to protect the confidential nature thereof, (i) to Landlord’s partners and professional advisors, solely to use in connection with Landlord’s execution and enforcement of this Lease, and (ii) to prospective lenders and/or purchasers of the Center, solely for use in connection with their bona fide consideration of a proposed financing or purchase of the Center, provided that such prospective lenders and/or purchasers are not then engaged in businesses directly competitive with the business then being conducted by Tenant. For purposes of this Section, without limiting the generality of the obligations provided herein, it shall be deemed reasonable for

Landlord to request copies of Tenant’s most recent audited annual financial statements, or, if audited statements have not been prepared, unaudited financial statements for Tenant’s most recent fiscal year, accompanied by a certificate of Tenant’s chief financial officer that such financial statements fairly present Tenant’s financial condition as of the date(s) indicated. Notwithstanding any other provisions of this Section 17.11, during any period in which Tenant has outstanding a class of publicly traded securities and is filing with the Securities and Exchange Commission, on a regular basis, Forms 10Q and 10K and any other periodic filings required under the Securities Exchange Act of 1934, as amended, it shall constitute sufficient compliance under this Section 17.11 for Tenant to furnish Landlord with copies of such periodic filings substantially concurrently with the filing thereof with the Securities and Exchange Commission.

Landlord and Tenant recognize the need of Tenant to maintain the confidentiality of information regarding its financial status and the need of Landlord to be informed of, and to provide to prospective lenders and purchasers of the Center financial information pertaining to, Tenant’s financial status. Landlord and Tenant agree to cooperate with each other in achieving these needs within the context of the obligations set forth in this Section. Without limiting the generality of the foregoing, the parties agree that the Non-Disclosure Agreement dated January 25, 2007 signed by Tenant and by Landlord’s parent, Slough Estates USA Inc., a copy of which Non-Disclosure Agreement is attached hereto (for convenience and for identification purposes) as Exhibit E and incorporated herein by this reference, shall be construed and applied as covering Landlord’s use and dissemination of any financial or other confidential information disclosed by Tenant to Landlord under this Section 17.11.

17.12 Costs. If Tenant requests the consent of Landlord under any provision of this Lease for any act that Tenant proposes to do hereunder, including, without limitation, assignment or subletting of the Premises, Tenant shall, as a condition to doing any such act and the receipt of such consent, reimburse Landlord promptly for any and all reasonable, actual out-of-pocket costs and expenses incurred by Landlord in connection therewith, including, without limitation, reasonable attorneys’ fees.

17.13 Time. Time is of the essence of this Lease, and of every term and condition hereof.

17.14 Rules and Regulations. Tenant shall observe, comply with and obey, and shall cause its employees, agents and, to the best of Tenant’s ability, invitees to observe, comply with and obey such reasonable rules and regulations for the safety, care, cleanliness, order and use of the Building and the Center as Landlord may promulgate and deliver to Tenant in writing from time to time. In the event of any conflict between any such rules and regulations and the terms and conditions of this Lease, the terms and conditions of this Lease shall prevail.

17.15 Brokers. Landlord agrees to pay a brokerage commission in connection with the consummation of this Lease (a) to Landlord’s broker, CB Richard Ellis, Inc., and (b) to Tenant’s broker, Cornish & Carey Commercial, each in accordance with a separate written agreement. Each party represents and warrants that no other broker participated in the consummation of this Lease and agrees to indemnify, defend and hold the other party harmless against any liability, cost or expense, including, without limitation, reasonable attorneys’ fees, arising out of any claims for brokerage commissions or other similar compensation in connection with any conversations, prior negotiations or other dealings by the indemnifying party with any other broker.

17.16 Memorandum of Lease. At any time during the term of this Lease, either party, at its sole expense and with the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), shall be entitled to record a memorandum of this Lease and, if either party so requests, both parties agree to cooperate in the preparation, execution, acknowledgment and recordation of such document in reasonable form. If such a memorandum of lease is recorded, then upon expiration or termination of this Lease, Landlord and Tenant each agree promptly to execute, acknowledge and deliver to the other party, upon written request by such other party, a Termination of Memorandum of Lease in such form as the requesting party may reasonably request, for the purpose of terminating any continuing effect of the previously recorded memorandum of lease as a cloud upon Title to the Property.

17.17 Organizational Authority. Each party to this Lease represents and warrants that the person signing this Lease on behalf of such respective party is fully authorized to do so and, by so doing, to bind such party.

17.18 Execution and Delivery. Submission of this Lease for examination or signature by Tenant does not constitute an agreement or reservation of or option for lease of the Premises. This instrument shall not be effective or binding upon either party, as a lease or otherwise, until executed and delivered by both Landlord and Tenant. This Lease may be executed in one or more counterparts and by separate parties on separate counterparts, but each such counterpart shall constitute an original and all such counterparts together shall constitute one and the same instrument.

17.19 Survival. Without limiting survival provisions which would otherwise be implied or construed under applicable law, the provisions of Sections 2.5, 5.4, 7.2, 7.3, 7.4, 8.2, 9.6, 10.6, 16.1(a), 17.5 and 17.16 hereof shall survive the termination of this Lease with respect to matters occurring prior to the expiration of this Lease.

17.20 Parking. Landlord agrees that the Common Areas, taken as a whole, shall include parking in amounts sufficient to satisfy the minimum parking requirements of the City of Mountain View applicable to the Center from time to time; that Tenant shall have the non¬exclusive and non-reserved use of approximately 3.0 automobile parking stalls per 1,000 rentable square feet of space in the Premises; and that there shall be no additional cost or charge to Tenant for the nonexclusive use of such parking by Tenant and its employees and invitees.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first set forth above.

“Landlord”			“Tenant”

BRITANNIA HACIENDA VIII LLC, a Delaware limited liability company			LINKEDIN CORPORATION, a Delaware corporation

By:	Slough Estates USA Inc., a Delaware corporation,		By:	/s/ Sarah Imbach

Its Operations Manager and Member			Name:	Sarah Imbach
			Title:	Chief Financial Officer

	By:	/s/ Jonathan M. Bergschneider
Jonathan M. Bergschneider
		Senior Vice President	By:

Name:

Title:

[signatures continued on next page]

The undersigned entities, being all of the fee owners (as tenants in common) of the Center and the Property, hereby acknowledge, confirm and agree that: (i) they approve and accept the terms of the foregoing Lease; (ii) Britannia Hacienda VIII LLC is authorized to enter into the Lease and to perform all of the obligations of Landlord thereunder; and (iii) in the event they or any of them succeed to the right, Title and interest of Landlord under the Lease, in consideration of and conditional upon attornment by Tenant or by any permitted assignee of Tenant’s interest under the Lease as contemplated in the final sentence of Section 15.1 of the Lease, they will not disturb the rights or occupancy of Tenant or of such permitted assignee, as applicable, so long as Tenant or such permitted assignee, as applicable, is not in material default under the Lease beyond any applicable cure periods (for which purpose the occurrence and continuance of any event of default under Section 14.1 of the Lease shall be deemed to be “material”). In addition, the undersigned entities hereby jointly and severally guarantee, for the benefit of Tenant and any permitted assignee of Tenant’s interest under the Lease, the performance of all of the Landlord’s obligations under the Lease and Workletter in accordance with their respective terms; provided, that the foregoing guarantee shall terminate upon the date (if applicable) on which the entire fee ownership of the Property is held by Britannia Hacienda VIII LLC or by any successor to Britannia Hacienda VIII LLC as the holder of the entire Landlord’s interest under the Lease and Workletter.

Dated as of the date first set forth above in the Lease.

Slough CDEC II, LLC, a Delaware limited liability company

By:	/s/ Jonathan M. Bergschneider
Jonathan M. Bergschneider, Secretary

Slough CDEC III, LLC, a Delaware limited liability company

By:	/s/ Jonathan M. Bergschneider
Jonathan M. Bergschneider, Secretary

Slough CDEC IV, LLC, a Delaware limited liability company

By:	/s/ Jonathan M. Bergschneider
Jonathan M. Bergschneider, Secretary

Exhibit 10.14

EXHIBITS

EXHIBIT A-1	Site Plan (The Center)

EXHIBIT A-2	Building Plan

EXHIBIT B	Workletter

EXHIBIT C	Form of Acknowledgment of Rent Commencement Date

EXHIBIT D	List of Exhibit D Property

EXHIBIT E	Non-Disclosure Agreement

Exhibit 10.14

EXHIBIT A-1

SITE PLAN (THE CENTER)

[See attached page.]

EXHIBIT A-1 TO LEASE

Exhibit 10.14

EXHIBIT A-2

BUILDING PLAN

[See attached two (2)] pages.

EXHIBIT A-2 TO LEASE

OFFICE COPY

OFFICE COPY

FLOOR PLAN NOTES
FLOOR PLAN KEY NOTES
CONFERENCE
OPEN OFFICE
FIRST FLOOR PLAN
DESIGN
EQUITY OFFICE
SAN JOSE, CA
FIRST FLOOR PLAN
A2.1

COMMON

OFFICE COPY
OFFICE COPY
PARTITION PLAN KEY NOTES
PARTITION TYPES
COMMTOUCH
RMW
SECOND FLOOR
PARTITION
PLAN
2-A21

TENANT SPACE

Exhibit 10.14

EXHIBIT B

WORKLETTER

This Workletter (“Workletter”) constitutes part of the Lease dated as of March 20, 2007 (the “Lease”) between BRITANNIA HACIENDA VIII LLC, a Delaware limited liability company (“Landlord”), and LINKEDIN CORPORATION, a Delaware corporation (“Tenant”). The terms of this Workletter are incorporated in the Lease for all purposes.

NOTE: The provisions of this Workletter are intended to apply only to Tenant Improvements constructed by Tenant in the Premises. The work that Landlord is required to perform under Section 2.3 of the Lease (such work being defined in the Lease as “Landlord’s Work”) shall be governed solely by such Section 2.3 and any other applicable provisions of the main Lease, and not by this Workletter.

1. Defined Terms. As used in this Workletter, the following capitalized terms have the following meanings:

(a) Approved Plans: Plans and specifications prepared by the Architect for the Tenant Improvements and approved by Landlord in accordance with Paragraph 2 of this Workletter, subject to further modification from time to time to the extent provided in and in accordance with such Paragraph 2.

(b) Architect: The Architect for the Tenant Improvements shall be selected by Tenant with the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) Cost of Improvement: See definition in Paragraph 2(b) hereof.

(d) Final Working Drawings: See definition in Paragraph 2(a) hereof.

(e) General Contractor: The General Contractor for the Tenant Improvements shall be selected by Tenant with the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, as contemplated in Paragraph 4(a) hereof.

(f) Project Manager. Britannia Management Services, Inc. (contact person: Ann Nelson), or any other project manager designated by Landlord in its sole discretion from time to time by written notice to Tenant to act in an oversight and coordinating capacity on behalf of Landlord, as contemplated in Paragraph 2(d) below, in connection with the design and/or construction of Landlord’s Work and the Tenant Improvements.

(g) Tenant Improvements: The improvements to or within the Premises as shown on the Approved Plans from time to time and to be constructed by Tenant pursuant to the Lease and this Workletter. Subject to the procedures set forth in this Workletter for preparation and approval of such Approved Plans and subject to receipt of all necessary permits and governmental approvals, the parties presently contemplate that the Tenant Improvements will generally include (i) replacement of floors in restrooms, (ii) installation of a curved glass security door to secure the Premises, (iii) installation of vertical cables to prevent entry to the Premises by jumping over railings, (iv) replacement of the top portion of cubicles with glass panels, (v) demolition of the dividing wall between the two large rooms near the right rear staircases (with the remaining wall to be half-height with glass on top), and (vi) installation of new server cabinets and upgrading of the server room area, including telephone and data wiring.

(h) Capitalized terms not otherwise defined in this Workletter shall have the definitions set forth in the Lease.

2. Plans, Cost of Improvements and Construction. Landlord and Tenant shall comply with the procedures set forth in this Paragraph 2 in preparing, delivering and approving matters relating to the Tenant Improvements.

(a) Approved Plans and Working Drawings for Tenant’s Work. Tenant shall promptly and diligently cause to be prepared and delivered to Landlord for approval (which approval shall not be unreasonably withheld, conditioned or delayed by Landlord) a space plan and outline specifications for the Tenant Improvements that Tenant wishes to construct in the Premises (the “Schematic Plans”). Following mutual approval of the Schematic Plans, Tenant shall then promptly and diligently cause to be prepared and delivered to Landlord for approval (which approval shall not be unreasonably withheld, conditioned or delayed by Landlord) final working drawings and specifications for the Tenant Improvements, including any applicable life safety, mechanical and electrical working drawings and final architectural drawings (collectively, the “Final Working Drawings”). The Final Working Drawings shall substantially conform to the approved Schematic Plans. Within ten (10) days after receipt of the Final Working Drawings from Tenant, Landlord shall either approve the Final Working Drawings or set forth in writing with particularity any changes necessary to bring the Final Working Drawings into substantial conformity with the approved Schematic Plans or into a form which will be acceptable to Landlord. Upon approval of the Final Working Drawings by Landlord and Tenant, the Final Working Drawings shall constitute the “Approved Plans,” superseding (to the extent of any inconsistencies) any inconsistent features of the previously approved Schematic Plans. After Approved Plans are available, Tenant may submit the same to the appropriate governmental authorities for all applicable building permits. Tenant agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy and, if applicable, shall submit plans and complete all of Landlord’s Work under Section 2.3 of the Lease with reasonable diligence as reasonably required to allow Tenant to obtain a permit or certificate of occupancy. Prior to commencing construction of the Tenant Improvements, Tenant shall provide Landlord with a copy of all required permits.

(b) Cost of Improvements. “Cost of Improvement” shall mean, with respect to any item or component for which a cost must be determined in order to allocate such cost, or an increase in such cost, to Landlord and/or Tenant pursuant to this Workletter, the sum of the following (unless otherwise agreed in writing by Landlord and Tenant with respect to any specific item or component or any category of items or components): (i) all sums paid to contractors or subcontractors for labor and materials furnished in connection with construction of such item or component; (ii) all costs, expenses, payments, fees and charges (other than penalties) paid or incurred to or at the direction of any city, county or other governmental or quasi-governmental authority or agency which are required to be paid in order to obtain all necessary governmental permits, licenses, inspections and approvals relating to construction of such item or component; (iii) engineering and architectural fees for services rendered in connection with the design and construction of such item or component (including, but not limited to, the Architect for such item or component and an electrical engineer, mechanical engineer and civil engineer, if applicable); (iv) sales and use taxes; (v) testing and inspection costs; (vi) the cost of power, water and other utility facilities and the cost of collection and removal of debris required in connection with construction of such item or component; and (vii) all other “hard” and “soft” costs incurred in the construction of such item or component in accordance with the Approved Plans and this Workletter.

(c) Changes. If Tenant at any time desires to make any material changes, alterations or additions to the Approved Plans, such material changes, alterations or additions shall be subject to approval by Landlord in the same manner as the original Approved Plans as provided above. For purposes of this paragraph, a “material” change, alteration or addition shall mean one which affects the Building shell (including, but not limited to, structural elements, roof and exterior walls and windows), Building systems, common areas of the Building, or premises leased to other tenants within the Building, or which has a cost impact in excess of $10,000.

(d) Project Management. Unless and until revoked by Landlord by written notice delivered to Tenant, Landlord hereby (i) delegates to Project Manager the authority to exercise all approval rights and other rights and powers of Landlord under this Workletter with respect to the design and construction of the Tenant Improvements, and (ii) requests that Tenant work with Project Manager with respect to any and all logistical or other coordination matters arising in the course of construction of the Tenant Improvements, in which regard Project Manager’s role on behalf of Landlord may include (but need not be limited to) reviewing and processing Tenant’s requests for disbursement of the Tenant Improvement Allowance, monitoring Tenant’s and Landlord’s compliance with their respective obligations under this Workletter and under the Lease in connection with the design and construction of the Tenant Improvements, and facilitating and assisting in coordination between teams performing Landlord’s Work and teams constructing the Tenant Improvements, to the extent any such construction activity is occurring concurrently. Tenant acknowledges the foregoing delegation and request, and agrees to cooperate reasonably with Project Manager as Landlord’s representative pursuant to such delegation and request. As between Landlord and Tenant, however, Landlord shall be bound by and be fully responsible for all acts and omissions of Project Manager and for the performance of all of Landlord’s obligations under the Lease and this Workletter, notwithstanding such delegation of authority to Project Manager. Notwithstanding the preceding sentence, neither Landlord’s delegation of authority to Project Manager nor Project Manager’s performance of the functions and responsibilities contemplated in this paragraph shall cause Landlord or Project Manager to incur any obligations or responsibilities for the design, construction or delivery of the Tenant Improvements, except to the extent of the specific obligations and responsibilities expressly set forth in the Lease and in this Workletter. All fees and charges of Project Manager for its services rendered to or on behalf of Landlord in connection with the Tenant Improvements and Landlord’s Work shall be at Landlord’s sole expense, and shall not be chargeable to Tenant or to the Tenant Improvement Allowance.

3. Payment of Costs. Except as otherwise expressly provided in this Workletter, in the Lease or by mutual written agreement of Landlord and Tenant, the cost of construction of the Tenant Improvements shall be paid or reimbursed by Landlord up to a maximum contribution by Landlord equal to Ten Dollars ($10.00) per square foot, equivalent to an aggregate allowance of up to Three Hundred Seventy-Two Thousand Nine Hundred Thirty and No/100 Dollars ($372,930.00), toward the Cost of Improvements for such Tenant Improvements (the “Tenant Improvement Allowance”), less any reduction in or charge against such sums pursuant to any applicable provisions of the Lease or of this Workletter. Except as otherwise expressly provided in this Workletter or in the Lease, Tenant shall be responsible, at its sole cost and expense, for payment of the entire Cost of Improvements of the Tenant Improvements in the Premises in excess of the Tenant Improvement Allowance or such portion thereof as Tenant elects to use (if any such excess occurs), including (but not limited to) any costs or cost increases incurred as a result of unavoidable delays, governmental requirements or unanticipated conditions, but Tenant shall be entitled to utilize the entire Tenant Improvement Allowance (or so much thereof as Tenant elects to use) for the Tenant Improvements prior to being required to expend any of Tenant’s own funds on an unreimbursed basis for the Tenant Improvements (except to the extent any costs are incurred which are not eligible for payment or reimbursement out of the Tenant Improvement Allowance under the express provisions governing the Tenant Improvement Allowance, including, without limitation, the express restrictions set forth below in this paragraph). The funding of the Tenant Improvement Allowance (or so much thereof as Tenant elects to use) shall be made on a monthly basis or at other convenient intervals mutually approved by Landlord and Tenant, and in all other respects shall be based on such commercially reasonable disbursement conditions and procedures as Landlord, Project Manager and Landlord’s lender (if any) may reasonably prescribe (which conditions may include, without limitation, delivery of invoices, architect’s certifications and/or other evidence reasonably satisfactory to Landlord or Project Manager that expenses have been incurred for the design and construction of alterations and improvements for which the Tenant Improvement Allowance is eligible to be expended or applied, and delivery of conditional or unconditional lien releases from all parties performing the applicable work). Notwithstanding the foregoing provisions, (i) under no circumstances shall the Tenant Improvement Allowance or any portion thereof be used or useable for any moving or relocation expenses of Tenant, or for any Cost of Improvement (or any other cost or expense) associated with any moveable furniture (except with respect to the cubicle modifications specifically listed in clause (iv) of Paragraph 1(g) above), trade fixtures, personal property or any other item or element which, under the applicable provisions of the Lease, will not become Landlord’s property and remain with the Building upon expiration or termination of the Lease, and (ii) any portion of the Tenant Improvement Allowance which has not been claimed or drawn by Tenant as of April 30, 2008 shall expire and shall no longer be available to Tenant thereafter. The Tenant Improvement Allowance is provided as part of the basic consideration to Tenant under the Lease and will not result in any rental adjustment or additional rent beyond the rental amounts expressly provided in Section 3.1 of the Lease.

4. Tenant’s Work. Tenant shall construct and install the Tenant Improvements in the Premises substantially in accordance with the Approved Plans. Tenant’s construction of the Tenant Improvements shall be performed in accordance with, and shall in all respects be subject to, the terms and conditions of the Lease (to the extent not inconsistent with this Workletter), and shall also be subject to the following conditions:

(a) Contractor Requirements. The general contractor engaged by Tenant for construction of the Tenant Improvements, and any subcontractors, shall be duly licensed in California and shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall engage only union contractors for the construction of the. Tenant Improvements and for the installation of Tenant’s fixtures and equipment in the Building, and shall require all such contractors engaged by Tenant, and all of their subcontractors, to use only union labor on or in connection with such work, except to the extent Landlord determines, in its reasonable discretion, that the use of non-union labor would not create a material risk of labor disputes, picketing or work interruptions at the Center, in which event Landlord shall, to that extent, waive such union labor requirement at Tenant’s request.

(b) Costs and Expenses of Tenant Improvements. Subject to Landlord’s payment or reimbursement obligations under Paragraph 3 hereof with respect to Landlord’s share of the Cost of Improvements for the Tenant Improvements, Tenant shall promptly pay all costs and expenses arising out of the design and construction of the Tenant Improvements (including the costs of permits) and shall furnish Landlord with evidence of payment on request. Tenant shall provide Landlord with ten (10) days prior written notice before commencing any construction activities on the Property. Upon completion of construction of the Tenant Improvements, Tenant shall deliver to Landlord a release and unconditional lien waiver executed by each contractor, subcontractor and materialman involved in the design or construction of the Tenant Improvements.

(c) Tenant’s Indemnification. Tenant shall indemnify, defend (with counsel reasonably satisfactory to Landlord) and hold Landlord harmless from all suits, claims, actions, losses, costs and expenses (including, but not limited to, claims for workers’ compensation, attorneys’ fees and costs) based on personal injury or property damage or contract claims (including, but not limited to, claims for breach of warranty) arising from the design and construction of the Tenant Improvements from any cause whatsoever other than negligence or willful misconduct or omission by Landlord or its agents, employees or contractors. Tenant shall repair or replace (or, at Landlord’s election, reimburse Landlord for the cost of repairing or replacing) any portion of the buildings or other existing improvements on the Property and/or any of Landlord’s real or personal property or equipment that is damaged, lost or destroyed in the course of or in connection with the construction of the Tenant Improvements, except to the extent (i) any such damage, loss or destruction is caused by negligence or willful misconduct or omission by Landlord or its agents, employees or contractors, or (ii) any demolition or removal of existing improvements is explicitly contemplated in the Approved Plans as approved by Landlord.

(d) Insurance. With respect to the construction of the Tenant Improvements, Tenant’s contractors shall obtain and provide to Landlord certificates evidencing workers’ compensation, employer’s liability, public liability and property damage insurance in amounts and forms and with companies reasonably satisfactory to Landlord, and Tenant shall provide to Landlord certificates evidencing Tenant’s compliance with the insurance requirements of Article 10 of the Lease (except to the extent any such requirements by their nature or terms are clearly relevant only after Tenant’s commencement of business operations on the Premises). In addition, to the extent Landlord or Project Manager advises Tenant of any specific insurance requirements that are commercially reasonable and customary during a “course of construction” period (such as, but not limited to, designation of specified “additional insureds” who would not ordinarily be required to be named in that capacity during the Lease term under Article 10 of the Lease), Tenant shall comply with and/or cause its contractors (as applicable) to comply with such additional requirements. Landlord expressly acknowledges and agrees that coverage limits of $2 million will be sufficient for purposes of public liability and/or general commercial liability insurance carried pursuant to this paragraph (d).

(e) Rules and Regulations; Construction Signage. Tenant and Tenant’s contractors shall comply with any rules, regulations and requirements that Landlord, Project Manager or Landlord’s property manager or general contractor (if any) may reasonably impose and deliver to Tenant in writing with respect to the construction of the Tenant Improvements. Tenant’s agreement with Tenant’s contractors shall require each contractor to provide reasonable and customary daily cleanup of the construction area to the extent that such cleanup is necessitated by the performance of such contractor’s activities in connection with the construction of the Tenant Improvements. Any temporary construction signage (including, but not limited to, directional signage and/or identifying signage) which Tenant or any of its contractors or subcontractors may wish to place anywhere in or about the Center shall be subject to all of the provisions of Section 7.5 of the Lease, including (but not limited to) prior written approval of the location, size, design and composition of such signage by Landlord, or by either Project Manager or Landlord’s property manager on behalf of Landlord, which approval shall not be unreasonably withheld, delayed or conditioned.

(f) Risk of Loss. All materials, work, installations and decorations of any nature brought onto or installed in the Building, by or at the direction of Tenant or in connection with the construction of the Tenant Improvements, prior to the Rent Commencement Date shall be at Tenant’s risk, and neither Landlord nor any party acting on Landlord’s behalf shall be responsible for any damage, loss or destruction thereof.

(g) Condition of Tenant’s Work. All work performed by Tenant shall be performed in a good and workmanlike manner, shall be free from defects in design, materials and workmanship, and shall be completed in compliance with the Approved Plans in all material respects and in compliance with all applicable governmental laws, ordinances, codes and regulations in force at the time such work is completed. Without limiting the generality of the foregoing, Tenant shall be responsible (i) for obtaining all permits and approvals necessary for the construction of the Tenant Improvements, and (ii) for compliance of all Tenant Improvements with the requirements of the ADA and all similar or related requirements under federal, state or local laws pertaining to access by persons with disabilities.

(h) As-Built Drawings; Permit Signoffs. At the conclusion of construction, Tenant shall cause the Architect and General Contractor (i) to update the Approved Plans as necessary to reflect all changes made to the Approved Plans during the course of construction, (ii) to certify to the best of their knowledge that the “record set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (iii) to deliver to Landlord, within sixty (60) days following issuance of a certificate of occupancy for the Premises or for the Tenant Improvements, (A) two (2) set of copies of such record set of drawings and (B) a copy of the final, signed version of building permit for the Tenant Improvements.

5. Delay in Completion of Tenant Improvements. Notwithstanding anything to the contrary contained in this Workletter or in the Lease, the Rent Commencement Date under the Lease shall be delayed by one (1) day for each day, if any, by which Tenant’s Substantial Completion of the Tenant Improvements to be constructed initially by Tenant pursuant to this Workletter is delayed beyond May 1, 2007 by one or more Landlord Delays. For purposes of this paragraph, “Substantial Completion” means completion in all material respects, subject on to completion of punch list items that do not materially impair Tenant’s use of the Premises; similar phrases (such as “Substantially Completed”) shall have the same substantive meaning, with such grammatical modification as may be necessary to fit the specific context in which the phrase is used; and “Landlord Delay” means any actual and material delay in Substantial Completion of the Tenant Improvements to the extent caused by (a) any delay by Landlord, beyond the applicable response periods prescribed in this Workletter, in responding to any request by Tenant for approval of plans, specifications or changes, or (b) any delay beyond March 31, 2007 in the Substantial Completion of Landlord’s Work (as defined in the Lease); provided that no Landlord Delay shall be deemed to commence prior to the later to occur of (i) the date of actual commencement of the actual and material delay in the construction of the Tenant Improvements or (ii) the date Tenant notifies Landlord in writing that Tenant believes a Landlord Delay has commenced, which notice shall describe in reasonable detail the nature of the event claimed by Tenant to constitute the Landlord Delay and the nature of the actual delay claimed by Tenant to be occurring in the construction of the Tenant Improvements. In applying the foregoing provisions and the provisions of Section 2.2 of the Lease, Tenant and Landlord shall each use reasonable, good faith efforts to identify and adopt any commercially reasonable “work arounds” or alternative schedules or plans to avoid or minimize the impact of any Landlord Delays, but the phrase “commercially reasonable” shall not be construed to require either party to incur any material increase in such party’s costs, net of any economic benefits reasonably accruing to such party, in order to mitigate the effects of a Landlord Delay.

6. No Agency. Nothing contained in this Workletter shall make or constitute Tenant as the agent of Landlord.

7. Survival. Without limiting any survival provisions which would otherwise be implied or construed under applicable law, the provisions of Paragraph 4(c) of this Workletter shall survive the termination of the Lease with respect to matters occurring prior to expiration of the Lease.

8. Miscellaneous. All references in this Workletter to a number of days shall be construed to refer to calendar days, unless otherwise specified herein. If any item requiring approval by Landlord is disapproved by Landlord in a timely manner, the procedure for preparation and approval of that item shall be repeated.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Workletter concurrently with and as of the date of the Lease.

“Landlord”			“Tenant”

BRITANNIA HACIENDA VIII LLC, a Delaware limited liability company			LINKEDIN CORPORATION, a Delaware corporation

By:	Slough Estates USA Inc., a Delaware corporation, Its Operations Manager and Member		By:	/s/ Sarah Imbach
			Its:	Sarah Imbach, CFO

	By:	/s/ Jonathan M. Bergschneider
		Jonathan M. Bergschneider	By:
		Senior Vice President	Its:

Exhibit 10.14

EXHIBIT C

ACKNOWLEDGMENT OF RENT COMMENCEMENT DATE

This Acknowledgment is executed as of March 20, 2007, by BRITANNIA HACIENDA VIII LLC, a Delaware limited liability company (“Landlord”), and LINKEDIN CORPORATION, a Delaware corporation (“Tenant”), pursuant to Section 2.4 of the Lease dated March 20, 2007 between Landlord and Tenant (the “Lease”) covering premises located at 2029 Stierlin Court, Suite 200, Mountain View, CA 94043 (the “Premises”).

Landlord and Tenant hereby acknowledge and agree as follows:

1. The Rent Commencement Date under the Lease is May 1, 2007.

2. The termination date under the Lease shall be April 30, 2010, subject to any applicable provisions of the Lease for extension or early termination thereof.

3. The square footage of the Premises is 37,293 square feet.

4. Tenant accepts the Premises, subject only to Landlord’s warranties, representations and obligations expressly set forth in Section 2.3 of the Lease.

This Acknowledgment is executed as of the date first set forth above.

“Landlord”			“Tenant”

BRITANNIA HACIENDA VIII LLC, a Delaware limited liability company			LINKEDIN CORPORATION, a Delaware corporation

By:	Slough Estates USA Inc., a Delaware corporation, Its Operations Manager and Member		By:
			Its:	Sarah Imbach, CFO

By:
		Jonathan M. Bergschneider	By:
		Senior Vice President	Its:

EXHIBIT C TO LEASE

Exhibit 10.14

EXHIBIT D

LIST OF EXHIBIT D PROPERTY

FURNITURE INVENTORY

A. OPEN AREAS	Qty.
Cubicles	120
Dry erase boards	111
Padded pedestal	127
Chairs	101
Overhead cabinets	130

B. PRIVATE OFFICES
Wood desks	8
Overhead cabinets	8
Shelves	6
3-drawer pedestal	10
2-drawer pedestal	11
Lateral 2-drawer pedestal	3
Dry erase boards	15
Round coffee tables	3
Conference table	1

C. CONFERENCE ROOMS
Conference tables	3
Round coffee tables	3
Wood desks	5
Overhead cabinets	4
File cabinets	1
Dry erase boards	6
Chairs	26
Red lounge chairs	5

EXHIBIT D TO LEASE

Exhibit 10.14

EXHIBIT E

NON-DISCLOSURE AGREEMENT

This NON-DISCLOSURE AGREEMENT (the “Agreement” is by and between LinkedIn; hereinafter “Company’), and the undersigned (hereinafter “Recipient”).

WHEREAS, Recipient has requested information from Company in connection with consideration of a possible transaction or relationship between Recipient and Company.

WHEREAS, in the course of consideration of the possible transaction or relationship, the Company may disclose to Recipient confidential, important, and/or proprietary trade secret information concerning the Company and its activities.

THEREFORE, the parties agree to enter into a confidential relationship with respect to the disclosure by Company to Recipient of certain information.

1. Definitions. For purposes of this Agreement, “Confidential Information” stall include all information or materiel that have or could have commercial value or other utility in the business or prospective-business of Company or its subsidiaries or affiliates. Confidential Information also includes all information of which unauthorized disclosure could be detrimental to the Interests of Company or its subsidiaries or affiliates whether or not such information is identified as Confidential Information by Company. By example and without limitation, Confidential Information includes, but is not limited to, any and all information of the following or similar nature, whether or not reduced to writing: Customer lists, customer and supplier identities and characteristics, agreements, marketing knowledge and information, sales figures, pricing information, marketing plans and business plans, strategies, forecasts, financial information, budgets, software, research papers, projections, procedures, routines, quality control and manufacturing procedures, patents, patent applications, processes, formulae, trade secrets, innovations, inventions, discoveries, improvements, research or development and test results, specifications, data, know-how, formats, plans, sketches, specifications, drawings, models, and any other information or procedures that arc treated as or designated secret or confidential by Company or its customers or potential customers. For purposes of thug Agreement, the term “Recipient” shall include Recipient, the company he or she represents, and alt affiliates, subsidiaries, and related companies of Recipient. For purposes of this Agreement, the term “Representative” shall include Recipient’s directors, officers, employees, agents, and financial, legal, and other advisers.

2. Exclusions. Confidential Information does not include information that Recipient can demonstrate: (a) was in Recipient’s possession prior to its being furnished to Recipient under the terms of this Agreement, provided the source of that information was not known by Recipient to be bound by a confidentiality agreement with or other continual. legal or fiduciary obligation of confidentiality to Company; (b) is now, or hereafter becomes, through no act or failure to act on the part of Recipient, generally known to the public; (c) is rightfully obtained by Recipient from a third party, without breach of any obligation to Company; or (d) is independently developed by Recipient Without use of or reference to the Confidential Information.

3. Confidentiality. Recipient and its Representatives shall not disclose any of the Confidential Information in any manner whatsoever, except as provided in paragraphs 4 and 5 of this Agreement, and shall hold and maintain the Confidential Information in strictest confidence. Recipient hereby agrees to indemnify Company against any and all losses, damages, claims, expenses, and attorneys’ fees incurred or suffered by Company as a result of a breach of this Agreement by Recipient or its Representatives.

4. Permitted Disclosures. Recipient may disclose Company’s Confidential Information to Recipient’s responsible Representatives with a bona fide need to know such Confidential Information, but only to the extent necessary to evaluate or carry out a proposed transaction or relationship with Company and only if such employees are advised of the confidential nature of such Confidential Information and the terms of this Agreement and are bound by a written agreement or by a legally enforceable code of professional responsibility to protect the confidentiality of such Confidential Information.

5. Required Disclosures. Recipient may disclose Company’s Confidential Information if and to the extent that such disclosure is required by court order, provided that Recipient provides Company a reasonable opportunity to review the disclosure before it is made and to interpose its own objection to the disclosure.

6. Use. Recipient and its Representatives shall use the Confidential Information solely for the purpose of evaluating a possible transaction or relationship with Company and shall not in any way use the Confidential Information to the detriment of Company. Nothing in this Agreement shall be construed as granting any rights to Recipient, by license or otherwise, to any of Company’s Confidential Information.

7. Acquisition of Information. Recipient shall not initiate or maintain contact, except for the contacts made in the ordinary courts of business, with any director, officer, employee or agent of Company regarding its business,

EXHIBIT E TO LEASE

operations, prospects, or finances, except with the written approval of Company.

8. Non-Solicitation of Company Employees. Recipient shall not, without the prior written approval of Company, hire or enter into a contract with any employee, agent or representative of Company to provide services to Recipient or, directly or indirectly, induce or attempt to induce or otherwise counsel, discuss, advise or encourage any employee, agent or representative of Company to leave or otherwise terminate such Person’s relationship with Company for a period of twelve months following the date hereof.

9. Confidentiality of Negotiations. Recipient and its Representatives shall not make any statement, public announcement, release to any trade publication or the press, or in form any third party of the discussions or negotiations m connection with the possible negotiated transaction or the exchange of Confidential Information related to a possible transaction or relationship with Company. Recipient may make such a disclosure if it has received the written opinion of outside counsel that such disclosure must be made in order to avoid a violation of law and a copy of such opinion has been provided to Company.

10. Return of Documents. If Recipient does not proceed with the possible transaction with Company, Recipient shall notify Company of that decision and shall, at that time or at any time upon the request of Company for any reason, return to Company any and all records, notes, and other written, printed or other tangible materials in its possession pertaining to the Confidential Information immediately on the written request of Company. The returning of materials shall not relieve Recipient from compliance with other terms and conditions of this Agreement.

11. No Additional Agreements. Neither the holding of discussions nor the exchange of material or Information shell be construed as an obligation of Company to enter into any other agreement with Recipient or prohibit Company from providing the same or similar Information to other parties and entering into agreements with other parties. Company reserves the right, in its sole discretion, to reject any and all proposals made by Recipient or its Representatives with regard to a transaction between Recipient and Company and to terminate discussions and negotiations with Recipient at any time. Additional agreements of the parties, if any, shall be in writing signed by Company and Recipient.

12. Irreparable Harm. Recipient understands and acknowledges that any disclosure or misappropriation of any of the Confidential Information in violation of this Agreement may cause Company irreparable harm, the amount of which may be difficult to ascertain, and therefore agrees that Company shall have the right to apply to a court of competent jurisdiction for specific performance and/or an order restraining and enjoining any such further disclosure or breach and for such other relief as Company shall deem appropriate. Such right of Company is to be in addition to the remedies otherwise available to Company at law or in equity. Recipient expressly waives the defense that a remedy in damages will be adequate and any requirement in an action for specific performance or injunction for the posting of a bond by Company.

13. Survival. This Agreement shall continue in full force and effect at all times.

14. Successors and Assigns. This Agreement and each party’s obligations hereunder shall be binding on the representatives, assigns, and successors of such party and shell inure to the benefit of the assigns and successors of such party; provided, however, that the rights and obligations of Recipient hereunder are not assignable

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California. The parties hereby irrevocably consent to the jurisdiction of the state and federal courts located in Los Angeles, California, in any action arising out of or relating to this Agreement, and waive any other venue to which either party might be entitled by domicile or otherwise.

16. Attorney’s Fees. It any action at law or in equity is brought to enforce or interpret the provisions of this Agreement, the prevailing party in such action shall be awarded its attorneys’ fees and costs incurred.

17. Counterparts and Right. This Agreement may be signed in counterparts, which together shall constitute one agreement. The person signing on behalf of Recipient represents that he or she has the right and power to execute this Agreement.

18. Entire Agreement. This Agreement expresses the full and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous proposals, agreements, representations and understandings, ‘whether written or oral, with respect to the subject matter. This Agreement is not, however, to limit any rights that Company may have under trade secret, copyright, patent or other laws that may be available to Company. This Agreement may not be amended or modified except in writing signed by each of the parties to the Agreement. This Agreement shall be construed as to its fair meaning and not strictly for or against either party. The headings hereof are descriptive only and not to be construed in interpreting the provisions hereof.

Date: 1/25/07

LinkedIn (“Company”)

By:
Title:

Slough Estates USA Inc. (“Recipient”)

By:
Title:	Jonathan Bergschneider
Senior Vice President

E-2